Exhibit 4.8
Execution Version

TERM FACILITY AGREEMENT

dated 14 January 2020

for

HERMITAGE OFFSHORE SERVICES LTD.

arranged by
DNB BANK ASA
and
SKANDINAVISKA ENSKILDA BANKEN AB (PUBL)

with

DNB BANK ASA
acting as Agent

CONTENTS
Clause	Page

1.	Definitions and Interpretation 1

2.	The Facility 22

3.	Purpose 23

4.	Conditions of Utilisation 23

5.	Utilisation 25

6.	Repayment 26

7.	Prepayment and Cancellation 26

8.	Interest 29

9.	Interest Periods 30

10.	Changes to the Calculation of Interest 30

11.	Fees 32

12.	Tax Gross Up and Indemnities 33

13.	Increased Costs 37

14.	Other Indemnities 38

15.	Mitigation by the Lenders 40

16.	Costs and Expenses 40

17.	Security 42

18.	Guarantee and Indemnity 43

19.	Representations 47

20.	Information Undertakings 51

21.	Financial Covenants 56

22.	General Undertakings 59

23.	Vessel Undertakings 64

24.	Events of Default 71

25.	Changes to the Lenders 75

26.	Changes to the Obligors 78

27.	Role of the Agent, the Arranger and the Reference Banks 80

28.	Conduct of business by the Finance Parties 90

29.	Sharing among the Finance Parties 90

30.	Payment Mechanics 92

31.	Set-Off 95

32.	Notices 95

33.	Calculations and Certificates 96

34.	Partial Invalidity 97

35.	Remedies and Waivers 97

36.	Amendments and Waivers 97

37.	Confidential Information 100

38.	Confidentiality of Funding Rates and Reference Bank Quotations 103

39.	Bail-In Action 105

40.	Counterparts 106

41.	Governing Law 107

42.	Enforcement 107

SCHEDULE 1 THE ORIGINAL PARTIES	108

SCHEDULE 2 CONDITIONS PRECEDENT	110

SCHEDULE 3 REQUESTS AND NOTICES	116

SCHEDULE 4 FORM OF TRANSFER CERTIFICATE	118

SCHEDULE 5 FORM OF COMPLIANCE CERTIFICATE	121

SCHEDULE 6 THE VESSELS	122

SCHEDULE 7 FORM OF ACCESSION AGREEMENT	124

THIS AGREEMENT is dated 14 January 2020 and made between:

(1)
HERMITAGE OFFSHORE SERVICES LTD., a company incorporated under the laws of Bermuda with company registration number 51869 and whose registered office is at LOM Building, 27 Reid Sheet, Hamilton, HM 11, Bermuda as borrower (the "Borrower");

(2)	THE COMPANIES listed in Part I of Schedule 1 as original guarantors (each an "Original Guarantor" and together the "Original Guarantors");

(3)	DNB BANK ASA and SKANDINAVISKA ENSKILDA BANKEN AB (PUBL) as mandated lead arrangers (whether acting individually or together, the "Arranger");

(4)	THE FINANCIAL INSTITUTIONS listed in Part II of Schedule 1 as original lenders (the "Original Lenders"); and

(5)	DNB BANK ASA as agent and security agent of the other Finance Parties (the "Agent").
IT IS AGREED as follows:
SECTION 1
INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions
In this Agreement:
"Accession Agreement" means a document substantially in the form set out in Schedule 7 (Form of Accession Agreement)
"Account Bank" means DNB Bank ASA, acting through its office at Dronning Eufemias gate 30, 0191 Oslo, Norway or, in respect of Earnings Accounts for any Guarantor not owning any PSV Vessel, ABN AMRO Bank N.V., acting through its office at Coolsingel 93, P.O. Box 749, 3000 AS Rotterdam, The Netherlands.
"Additional Equity Line of Credit" means such Common Stock Purchase Agreement or other document, in each case in form and substance and with such parties satisfactory to the Lenders provided always that Scorpio Services Holding Limited is acceptable, whereby the investors thereunder irrevocably and unconditionally make new equity in an aggregate amount of no less than USD 15,000,000 available to the Borrower.
"Additional Guarantor" means a company which becomes an Additional Guarantor in accordance with Clause 26 (Changes to the Obligors).
"Account Pledge" means a first priority account pledge in favour of the Agent over an Earnings Account, to be entered into by the relevant Vessel Owner or Intragroup Charterer with the relevant Account Bank governed by law of the jurisdiction in which the Earnings Account is located and in form and substance acceptable to the Agent.
"Affiliate" means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.
"Annex VI" means Annex VI of the Protocol of 1997 (as subsequently amended from time to time) to amend Marpol, as modified by the Protocol of 1978 relating thereto.
"Approved Classification Society" means ABS, Bureau Veritas, DNV GL or Lloyds Register or such other classification society approved by the Agent (acting on the instructions of the Majority Lenders).
"Applicable Sanctions" means any Sanctions by which any Obligor is bound or to which it is subject (which shall (in any event) include, without limitation, any extra-territorial sanctions imposed by law or regulation of the United States of America and the United Kingdom) or compliance with which is reasonable in the ordinary course of business of any Obligor
"Approved Ship Broker" means any of Affinity (Shipping) LLP, Fearnley Offshore AS, Clarksons / RS Platou Offshore AS, Pareto JGO Shipbrokers AS, Braemar ACM Offshore, and, with respect to the Fair Market Value of the Crew Vessels only, Maritime Strategies International Ltd., or, in each case, such other reputable independent sale and purchase broker approved by the Agent (acting on the instructions of the Lenders).
"Approved Ship Registry" means:

(a)
the Norwegian Ship Registries (NIS/NOR), the United Kingdom Ship Registry, the Marshall Islands Ship Registry and the Bermuda Ship Registry or such other international ship registry as consented to by the Agent (acting on the instructions of the Lenders in their sole discretion); and,

(b)
in the case of any Crew Vessel, where required by the terms of any employment contract, entered into in accordance with the terms of this Agreement or existing at the date hereof and notified to the Agent in writing, the Nigerian Ship Registry.

"Assignment Agreement" means a first priority assignment by the relevant Vessel Owner or Intragroup Charterer in favour of the Agent of the Insurances, Earnings and any monetary claims, and if obtainable all its rights, under or in relation to any Charterparty with a duration of 18 months or more, in respect of the relevant Vessel, to be entered into by the relevant Vessel Owner or Intragroup Charterer, and in form and substance acceptable to the Agent.
"Authorisation" means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.
"Availability Period" means the period from and including the date of this Agreement to and including 31 January 2020.
"Available Commitment" means a Lender's Commitment minus:

(a)	the amount of its participation in any outstanding Loan; and

(b)	in relation to any proposed Utilisation, the amount of its participation in the Loan that is due to be made on or before the proposed Utilisation Date.
"Available Facility" means the aggregate for the time being of each Lender's Available Commitment.
"Break Costs" means the amount (if any) by which:

(a)
the interest excluding the Margin which a Lender should have received for the period from the date of receipt of all or any part of its participation in the Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)
the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for general business in Oslo, New York and London.
"Cash" has the meaning given to that term in Clause 21 (Financial Covenants).

"Cash Equivalents" has the meaning given to that term in Clause 21 (Financial Covenants).
"Change of Control" means the occurrence of any act, event or circumstance whereby:

(a)
a person or group of persons acting in concert, in each case other than one or more Existing Investor, becomes the owner of 25 per cent. or more of the total voting rights or number of shares in the Borrower, or

(b)	the board of directors of the Borrower shall cease to consist of a majority of continuing directors.
For the purposes of this definition: "continuing directors" means:

(i)	the directors of the Borrower at the date of this Agreement; and

(ii)	each other director, if such other director’s nomination for election to the board of directors of the Borrower is recommended by a majority of the then continuing directors.
"Charged Property" means all of the assets of the Obligors which from time to time are, or are expressed to be, the subject of the Transaction Security.
"Charterparty" means any bareboat charterparty, any time charterparty, any pool agreement or any other contract of employment entered into in respect of any of the Vessels.
"Code" means the US Internal Revenue Code of 1986.
"Commercial Management Agreement" means any commercial management agreement made between an Obligor and a Commercial Manager in respect of the commercial management of a Vessel.
"Commercial Manager" means any of:

(a)	NAO Norway AS;

(b)	Delta PSV Norway AS;

(c)	Petro Services Ship Management S.A.M.;

(d)	Scorpio Commercial Management S.A.M. or any of its Subsidiaries or Affiliates; or

(e)	such other commercial manager as may be approved in writing by the Agent on behalf of the Majority Lenders (such consent not to be unreasonably withheld or delayed).
"Commitment" means:

(a)
in relation to an Original Lender, the amount set opposite its name under the heading "Commitment" in Part II of Schedule 1 (The Original Parties) and the amount of any other Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement, to the extent not cancelled, reduced or transferred by it under this Agreement.
"Compliance Certificate" means a certificate substantially in the form set out in Schedule 5 (Form of Compliance Certificate).
"Confidential Information" means all information relating to the Borrower, any Obligor, the Group, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:

(a)	any member of the Group or any of its advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes:

(i)	information that:

(A)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 37 (Confidential Information); or

(B)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(C)
is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; and

(ii)	any Funding Rate or Reference Bank Quotation.
"Confidentiality Undertaking" means a confidentiality undertaking substantially in a recommended form of the LMA or in any other form agreed between the Borrower and the Agent.
"Crew Vessels" means each of the Vessels numbered 11 to 21 (inclusive) and set out in Schedule 6 (The Vessels).

"Default" means an Event of Default or any event or circumstance specified in Clause 24 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.
"Defaulting Lender" means any Lender:

(a)
which has failed to make its participation in the Loan available (or has notified the Agent or the Borrower (which has notified the Agent) that it will not make its participation in the Loan available) by the Utilisation Date of the Loan in accordance with Clause 5.4 (Lenders' participation);

(b)	which has otherwise rescinded or repudiated a Finance Document; or

(c)	with respect to which an Insolvency Event has occurred and is continuing, unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event, and
payment is made within five (5) Business Days of its due date; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.
"Disruption Event" means either or both of:

(a)
a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents, and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

"DVB Facility Agreement" means the USD 9,000,000 term loan facility agreement between, amongst others Hermit Baron Shipping Company Limited and Hermit Brilliance Shipping Company Limited as borrowers and DVB Bank SE as lender.
"Earnings" means all moneys whatsoever which are now, or later become, payable (actually or contingently) to a Vessel Owner, and which arise out of the use of or operation of a Vessel, including (but not limited to):

(a)	all freight and hire payable, including (without limitation) payments of any nature under any charter or agreement for the employment, use, possession, management and/or operation of the Vessel;

(a)	any claim under any guarantees related to freight and hire payable as a consequence of the operation of the Vessel;

(b)	compensation payable in the event of any requisition of the Vessel or for the use of the Vessel by any government authority or other competent authority;

(c)	remuneration for salvage, towage and other services performed by the Vessel;

(d)	demurrage and retention money receivable in relation to the Vessel;

(e)	all moneys which are at any time payable under the Insurances in respect of loss of earnings;

(f)	all present and future moneys and claims payable in respect of any breach or variation of any charter or agreement for the employment, use, possession, management and/or operation of the Vessel; and

(g)	any other money whatsoever due or to become due from third parties or otherwise in relation to the Vessel.
"Earnings Account" means any account held by a Vessel Owner or Intragroup Charterer with an Account Bank designated as an "Earnings Account" by the Borrower and the Agent from time to time, into which all Earnings of the relevant Vessel Owner are to be paid, and which shall be subject to an Account Pledge.
"Environmental Approval" means any permit, license, consent, approval and other authorisations and the filing of any notification, report or assessment required under any Environmental Law for the operation of the Vessels or for the operation of the business of any Obligor.
"Environmental Claim" means any claim, proceeding, enforcement or investigation by any party in respect of any Environmental Law or Environmental Approval.
"Environmental Law" means any applicable law, regulation, convention or treaty in any jurisdiction in which any Obligor conducts business which relates to:

(b)	the pollution or protection of the environment;

(c)	the protection of human health;

(d)	the working conditions of the workplace; or

(e)	the carriage of Environmentally Hazardous Material which is capable of polluting the environment.
"Environmentally Hazardous Material" means any material (including, without limitation, oil, oil products and any other substance including any chemical, gas or other hazardous or noxious substance) which is or is capable of being or becoming polluting, toxic or hazardous.
"Equity Line of Credit" means each of the Existing Equity Line of Credit and any Additional Equity Line of Credit.
"Event of Default" means any event or circumstance specified as such in Clause 23 (Events of Default).
"Existing Equity Line of Credit" means the Common Stock Purchase Agreement dated 29 March 2019 and entered into between the Borrower as company and each of Scorpio Offshore Investments Inc. and Mackenzie Financial Corporation (for and on behalf of certain funds and accounts as set out therein) as investors regarding the purchase by the investors of newly issued shares in the Borrower for an amount of up to USD 20,000,000.
"Existing Facility" means the USD 150,000,000 revolving credit facility agreement dated 16 March 2015 and as amended by an amendment agreement dated 29 March 2019 with DNB Bank ASA as agent.
"Existing Investor" means each of:

(a)	Scorpio Offshore Investments Inc. incorporated in the Marshall Islands having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH 96960;

(b)	Scorpio Services Holding Limited incorporated in the Marshall Islands having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH 96960;

(c)	Scorpio Offshore Holding Inc. incorporated in the Marshall Islands having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH 96960; and/or

(d)	Mackenzie Financial Corporation incorporated in Canada, c/o Mackenzie Investments, 180 Queen Street West, Toronto, Ontario, M5V 3K1, Canada.
"Facility" means the term loan facility made available under this Agreement as described in Clause 2 (The Facility).
"Facility Office" means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five

Business Days' written notice) as the office or offices through which it will perform its obligations under this Agreement.
"Fair Market Value" means the fair market value of a Vessel in USD determined by calculating the arithmetic mean of two independent valuations of the Vessel, obtained by the Borrower from two Approved Ship Brokers. The valuations shall be made on charter free basis (or otherwise on the basis of no other contract or arrangement of employment) without physical inspection of the Vessel and on the basis of a sale for prompt delivery for cash at arm's length on normal commercial terms as between a willing buyer and seller provided, however, that if the two valuations differ by more than 10 per cent. of the lower valuation the Agent may require an additional valuation to be conducted by a third Approved Shipbroker selected by the Agent, and in such event the arithmetic mean of the three valuations so obtained shall be the fair market value of the Vessel.
"FATCA" means:

(a)	sections 1471 to 1474 of the Code or any associated regulations or other official guidance;

(b)
any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; or

(c)	any agreement pursuant to the implementation of paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.
"FATCA Application Date" means:

(a)	in relation to a "withholdable payment" described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014; or

(b)
in relation to a "passthru payment" described in section 1471(d)(7) of the Code not falling within paragraph (a) above, the first date from which such payment may become subject to a deduction or withholding required by FATCA.

"FATCA Deduction" means a deduction or withholding from a payment under a Finance Document required by FATCA.
"FATCA Exempt Party" means a Party that is entitled to receive payments free from any FATCA Deduction.
"Fee Letter" means any letter or letters dated on or about the date of this Agreement between the Arranger and the Borrower (or the Agent and the Borrower) setting out any of the fees referred to in Clause 11 (Fees).

"Finance Document" means this Agreement, any Fee Letter, any Accession Agreement, any Transaction Security Document, the Utilisation Request, any Compliance Certificate and any other document designated as such by the Agent and the Borrower.
"Finance Party" means the Agent, the Arranger or a Lender.
"Financial Indebtedness" means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a balance sheet liability;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)
any amount raised under any other transaction (including any forward sale or purchase agreement) of a type not referred to in any other paragraph of this definition having the commercial effect of a borrowing;

(g)
any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount) shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(i)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in any of the preceding paragraphs.
"Funding Rate" means any individual rate notified by a Lender to the Agent pursuant to paragraph (a)(ii) of Clause 10.4 (Cost of funds).
"GAAP" means, in respect of the Borrower generally accepted accounting principles in the United States of America and in respect of any other member of the Group, generally accepted accounting principles in its jurisdiction of incorporation.
"Group" means the Borrower and its Subsidiaries at any time.
"Group Obligor" means any member of the Group which is a debtor or guarantor in respect of Financial Indebtedness.

"Guarantor" means an Original Guarantor or an Additional Guarantor in accordance with Clause 26 (Changes to the Obligors).
"Holding Company" means, in relation to a person, any other person in respect of which it is a Subsidiary.
"IFRS" means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.
"Insurances" means all policies and contracts of insurances (including all entries in protection and indemnity or war risks association) which are from time to time taken out or entered into in respect of or in connection with the Vessels in accordance with Clause 23.1 (Insurances) and (where the context permits) all benefits thereof, including all claims of any nature, proceeds thereof and returns of premium.
"Insolvency Event" in relation to an entity means that the entity:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)
institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)
has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(g)
seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets (other than, for so long as it is required by law or regulation not to be publicly disclosed, any such appointment which is to be made, or is made, by a person or entity described in paragraph (d) above);

(h)
has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(i)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (h) above; or

(j)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.
"Interest Period" means, in relation to the Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).
"Intragroup Charterer" means NAO Norway AS, Delta PSV Norway AS and any other member of the Group or Affiliate of the Group which is a charterer of a Vessel and becomes an Additional Guarantor pursuant to the terms of this Agreement.
"Interpolated Screen Rate" means, in relation to the Loan, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan, each as of the relevant time on the Quotation Day.
"ISM Code" means the International Management Code for Safe Operations of Ships and for Pollution Prevention, as adopted by the International Maritime Organisation (including the guidelines on its implementation), as any of the same may be amended, supplemented or replaced from time to time.
"ISPS Code" means the International Ship and Port Facility Security Code, as adopted by the International Maritime Organisation, as the same may be amended, supplemented or replaced from time to time.
"Lender" means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party as a "Lender" in accordance with Clause 25 (Changes to the Lenders), which in each case has not ceased to be a Party as such in accordance with the terms of this Agreement.
"Leverage Ratio" has the meaning given to that term in Clause 21 (Financial Covenants).
"LIBOR" means, in relation to the Loan:

(c)	the applicable Screen Rate as of 11:00 a.m. (London time) on the Quotation Day for the currency of that Loan and for a period equal in length to the Interest Period of that Loan; or

(d)	as otherwise determined pursuant to Clause 10.1 (Unavailability of Screen Rate), and if, in either case, that rate is less than zero, LIBOR shall be deemed to be zero.
"Loan" means the loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.
"Majority Lenders" means a Lender or Lenders whose Commitments aggregate more than 66 2/3 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3 per cent. of the Total Commitments immediately prior to the reduction).
"Management Agreement" means any Commercial Management Agreement or any Technical Management Agreement.
"Manager" means the Commercial Manager or the Technical Manager.
"Margin" means:

(a)	from an including the date of this Agreement to the First Alteration Date, 3.50 per cent. per annum; and

(b)
thereafter the Margin will be the per cent. per annum corresponding to the Leverage Ratio as determined pursuant to the most recently delivered Compliance Certificate for the applicable period of time (with such adjustments to be made effective from and including the date falling five (5) Business Days after the Agent's receipt of that Compliance Certificate).

	Applicable period of time
Leverage Ratio	% p.a. from and including the First Alteration Date to and including 6 December 2021	% p.a. from and including 7 December 2021 to and including 6 December 2022	% p.a. from and including 7 December 2022 and thereafter
At or above 4.50	3.50	4.50	5.50
At or above 4.00, but less than 4.50	3.25	4.25	5.25
At or above 3.00, but less than 4.00	3.00	4.00	5.00
Less than 3.00	2.50	3.50	4.50

For the purposes of this definition "First Alteration Date" means the date falling five (5) Business Days after the date on which the Borrower delivers the first Compliance Certificate pursuant to Clause 20.2 (Compliance Certificate).
"Marpol" means the International Convention for the Prevention of Pollution from Ships.
"Material Adverse Effect" means a material adverse effect on:

(a)	the business, operations, assets, liabilities, condition (financial or otherwise) or prospects of the Group (taken as a whole);

(b)	the ability of an Obligor to perform its obligations under the Finance Documents; or

(c)
the validity or enforceability of, or the effectiveness or ranking of any Security granted or purporting to be granted pursuant to any of, the Finance Documents or the rights or remedies of any Finance Party under any of the Finance Documents.

"Month" means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)
(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.
The above rules will only apply to the last Month of any period.

"Mortgage" means the first priority or preferred ship mortgage over each Vessel, as applicable, and, if applicable, the declaration of pledge or deed of covenants collateral thereto, to be issued by the relevant Vessel Owner in favour of, or to be entered into by the relevant Vessel Owner with, the Agent in form and substance acceptable to the Agent and to be registered against the relevant Vessel on first priority with the applicable Approved Ship Registry, with, where applicable, a maximum secured amount of USD 160,000,000.
"New Lender" has the meaning given to that term in Clause 25 (Changes to the Lenders).
"Obligor" means the Borrower or a Guarantor.
"Obligors' Agent" means the Borrower, appointed to act on behalf of each Obligor in relation to the Finance Documents pursuant to Clause 2.3 (Obligors' Agent).
"Original Financial Statements" means, in relation to the Borrower, its audited and consolidated financial statements for the financial year ended 31 December 2018.
"Party" means a party to this Agreement.
"Poseidon Principles" means the financial industry framework for assessing and disclosing the climate alignment of ship finance portfolios published in June 2019.
"PSV Vessels" means each of the Vessels numbered 1 to 10 (inclusive) set out in Schedule 6 (The Vessels).
"Quasi-Security" has the meaning given to that term in Clause 22.8 (Negative Pledge).
"Quotation Day" means, in relation to any period for which an interest rate is to be determined, two Business Days before the first day of that period, unless market practice differs in the Relevant Market, in which case the Quotation Day will be determined by the Agent in accordance with market practice in the Relevant Market (and if quotations would normally be given on more than one day, the Quotation Day will be the last of those days).
"Reference Bank Quotation" means any quotation supplied to the Agent by a Reference Bank.
"Reference Bank Rate" means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Reference Banks in relation to LIBOR as either:

(a)	if:

(i)	the Reference Bank is a contributor to the applicable Screen Rate; and

(ii)	it consists of a single figure,
the rate (applied to the relevant Reference Bank and the relevant currency and period) which contributors to the applicable Screen Rate are asked to submit to the relevant administrator; or

(b)	in any other case, the rate at which the relevant Reference Bank could fund itself in USD for the relevant period with reference to the unsecured wholesale funding market.
"Reference Banks" means the relevant principal offices of the Original Lenders or such other entities as may be appointed by the Agent in consultation with the Borrower.
"Related Fund" in relation to a fund (the "first fund"), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.
"Relevant Jurisdiction" means in relation to an Obligor:

(a)	its jurisdiction of incorporation;

(b)	any jurisdiction where any asset subject to or intended to be subject to the Transaction Security to be created by it is situated;

(c)	any jurisdiction where it conducts its business; and

(d)	the jurisdiction whose laws govern the perfection of any of the Transaction Security Documents entered into by it.
"Relevant Market" means the London interbank market.
"Relevant Nominating Body" means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.
"Relevant Person" means:

(a)	each Obligor;

(b)	each member of the Group; and

(c)	their respective directors, officers and employees in their respective capacity and role as a director, officer or employee.
"Repeating Representations" means each of the representations set out in Clause 19 (Representations) except Clause 19.7 (Insolvency), Clause 19.8 (No filing or stamp taxes), Clause 19.9 (Deduction of Tax), Clause 19.17 (Environmental Claims), Clause 19.18 (Anti-bribery, anti-corruption and anti-money laundering) and Clause 19.25 (The Vessels).
"Replacement Benchmark" means a benchmark rate which is:

(a)	formally designated, nominated or recommended as the replacement for a Screen Rate by:

(i)	the administrator of that Screen Rate (provided that the market or economic reality that such benchmark rate measures is the same as that measured by that Screen Rate); or

(ii)	any Relevant Nominating Body,
and if replacements have, at the relevant time, been formally designated,         nominated or recommended under both paragraphs, the "Replacement Benchmark" will be the replacement under paragraph (ii) above;

(b)
in the opinion of the Lenders (following consultation with the Borrower), generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to a Screen Rate; or

(c)	in the opinion of the Lenders (following consultation with the Borrower), an appropriate successor to a Screen Rate.
"Representative" means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.
"Restricted Party" means a person:

(a)	that is listed on any Sanctions List or targeted by Sanctions (whether designated by name or by reason of being included in a class of person);

(b)	located in or incorporated under the laws of any country or territory that is the target of comprehensive, country- or territory-wide Sanctions; or

(c)	directly or indirectly owned or controlled by, or acting on behalf, at the direction or for the benefit of, a person referred to in (a) and/or (to the extent relevant under Sanctions) (b) above.
"Sanctions" means any applicable (to any Relevant Person and/or Finance Party as the context provides) laws, regulations or orders concerning any trade, economic or financial sanctions or embargoes
"Sanctions Authority" means the Norwegian State, the United Nations, the European Union, the Member States of the European Union, the United Kingdom, the United States of America and any authority acting on behalf of any of them in connection with Sanctions.
"Sanctions List" means:

(a)	the lists of Sanctions designations and/or targets maintained by any Sanctions Authority; and/or

(b)	any other Sanctions designation or target listed and/or adopted by a Sanctions Authority,

in all cases, from time to time.
"Screen Rate" means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant currency and period displayed (before any correction, recalculation or republication by the administrator) on pages LIBOR01 or LIBOR02 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or, in each case, on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters. If such page or service ceases to be available, the Agent may (acting on the instructions of the Lenders in their sole discretion) specify another page or service displaying the relevant rate.
"Security" means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.
"Selection Notice" means a notice substantially in the form set out in Part II of Schedule 3 (Requests and Notices) given in accordance with Clause 9 (Interest Periods) in relation to the Loan.
"Share Pledge" means a first priority pledge or charge by the Borrower or any direct or indirect Subsidiary of the Borrower in respect of all the shares in each Guarantor which is a member of the Group, to be entered into by the Borrower or any direct or indirect Subsidiary of the Borrower with the Agent, and in form and substance acceptable to the Agent.
"Statement of Compliance" means a Statement of Compliance related to fuel oil consumption pursuant to regulations 6.6 and 6.7 of Annex VI.
"Subsidiary" means an entity of which a person has direct or indirect control or owns directly or indirectly more than 50.00 per cent. of the voting capital or similar right of ownership, and "control" for this purpose means the power to direct the management and the policies of the entity whether through the ownership of voting capital, by contract or otherwise.
"Subordinated Loan" means any loan made by a member of the Group to an Obligor which is subordinated to the rights of the Finance Parties under the Finance Documents on terms acceptable to the Agent (acting on instructions of the Majority Lenders).
"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).
"Technical Management Agreement" mean any technical management agreement made between an Obligor and a Technical Manager in respect of the technical management of a Vessel.
"Technical Manager" means any of:

(a)	V.Ships Offshore Limited.;

(b)	Remoy Shipping AS;

(c)	OSM Maritime AS or any of its Subsidiaries or Affiliates;

(d)	Petro Services Ship Management S.A.M.;

(c)	Scorpio Ship Management S.A.M. or any of its Subsidiaries or Affiliates; or

(d)	such other commercial manager as may be approved in writing by the Agent on behalf of the Majority Lenders (such consent not to be unreasonably withheld or delayed).
"Termination Date" means 6 December 2023.
"Total Commitments" means the aggregate of the Commitments.
"Total Loss" means in relation to a Vessel:

(a)	the actual, constructive, compromised, agreed, arranged or other total loss of the Vessel;

(b)
any expropriation, confiscation, requisition or acquisition of the Vessel, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, that is effected by any government or official authority or by any person or persons claiming to be or to represent a government or official authority, unless it is within three months redelivered to the full control of the relevant Vessel Owner; or

(c)	any capture, or seizure of a Vessel (including any piracy, hijacking or theft) unless it is within six months redelivered to the full control of the relevant Vessel Owner.
"Total Loss Date" means in relation to a Vessel:

(a)	in the case of an actual total loss of the Vessel, the date on which it occurred or, if that is unknown, the date when the Vessel was last heard of;

(b)	in the case of a constructive, compromised, agreed or arranged total loss of the Vessel, the earlier of:

(i)	the date on which a notice of abandonment is given to the insurers; and

(ii)	the date of any compromise, arrangement or agreement made by or on behalf of the relevant Vessel Owner with the Vessel's insurers in which the insurers agree to treat the Vessel as a total loss; or

(c)	in the case of any other type of Total Loss, on the date (or the most likely date) on which it appears to the Agent that the event constituting the Total Loss occurred.
"Transaction Security" means the Security created or expressed to be created in favour of the Agent (on behalf of the Finance Parties) pursuant to the Transaction Security Documents

(always excluding any subordination agreement from a Manager provided pursuant to paragraph (b) of Clause 23.10 (Management)).
"Transaction Security Documents" means any document entered into by any Obligor creating or expressed to create any Security over all or any part of its assets in respect of all or any part of the obligations of any of the Obligors under any of the Finance Documents, each of which shall be in form and substance satisfactory to the Agent.
"Transfer Certificate" means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrower.
"Transfer Date" means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Transfer Certificate; and

(b)	the date on which the Agent executes the relevant Transfer Certificate.
"Unpaid Sum" means any sum due and payable but unpaid by an Obligor under the Finance Documents.
"US" means the United States of America.
"USD" means the lawful currency for the time being of the US.
"Utilisation" means the utilisation of the Facility.
"Utilisation Date" means the date of the Utilisation, being the date on which the Loan is to be made.
"Utilisation Request" means a notice substantially in the form set out in Part I of Schedule 3 (Requests and Notices).
"VAT" means any value added tax as provided for in the Norwegian Value Added Tax Act of 19 June 2009 no. 58 and any other tax of a similar nature (in any jurisdiction).
"Vessel" means each Vessel set out in Schedule 6 (The Vessels).
"Vessel Owner" means:

(a)	at the date of this Agreement, the relevant Borrower and each relevant Vessel Owning Guarantor; and

(b)
any Obligor or Additional Guarantor which is a wholly owned direct or indirect Subsidiary of the Borrower which is or becomes an owner of a Vessel, with the prior written consent of the Agent (acting on the instructions of the Lenders), pursuant to the terms of this Agreement, after the date of this Agreement.

"Vessel Owner Disposal" means that the equity interests in a Guarantor which is the direct or indirect owner of a Vessel ceases to be owned and/or controlled 100% (directly or indirectly) by the Borrower.

"Vessel Owning Guarantor" means each of the Original Guarantors numbered 1-21 (inclusive) listed in Part I of Schedule 1.

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)
the "Agent", the "Arranger", any "Finance Party", any "Lender", any "Obligor" or any "Party" shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents;

(ii)	"assets" includes present and future properties, revenues and rights of every description;

(iii)	a "Finance Document" or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(iv)	a "group of Lenders" includes all the Lenders;

(v)	"indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vi)
a "person" includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(vii)
a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(viii)	a provision of law is a reference to that provision as amended or re-enacted; and

(ix)	a time of day is a reference to Oslo time.

(b)
The determination of the extent to which a rate is "for a period equal in length" to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

(c)	Section, Clause and Schedule headings are for ease of reference only.

(d)
Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(e)	A Default (other than an Event of Default) is "continuing" if it has not been remedied or waived and an Event of Default is "continuing" if it has not been waived.

SECTION 2
THE FACILITY

2.	THE FACILITY

2.1	The Facility
Subject to the terms of this Agreement, the Lenders make available to the Borrower a single currency term loan facility in an aggregate amount equal to the Total Commitments.

2.2	Finance Parties' rights and obligations

(a)
The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)
The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor is a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with paragraph (c) below. The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any part of the Loan or any other amount owed by an Obligor which relates to a Finance Party's participation in the Facility or its role under a Finance Document (including any such amount payable to the Agent on its behalf) is a debt owing to that Finance Party by that Obligor.

(c)	A Finance Party may, except as specifically provided in the Finance Documents, separately enforce its rights under or in connection with the Finance Documents.

2.3	Obligors' Agent

(a)
Each Obligor (other than the Borrower) by its execution of this Agreement or an Accession Agreement irrevocably appoints the Borrower (acting through one or more authorised signatories) to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

(i)
the Borrower on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give all notices and instructions, to execute on its behalf any Accession Agreement, to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Obligor notwithstanding that they may affect the Obligor, without further reference to or the consent of that Obligor; and

(ii)	each Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Borrower,

and in each case the Obligor shall be bound as though the Obligor itself had given the notices and instructions (including, without limitation, the Utilisation Request) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

(b)
Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors' Agent or given to the Obligors' Agent under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Obligors' Agent and any other Obligor, those of the Obligors' Agent shall prevail.

3.	PURPOSE

3.1	Purpose
The Borrower shall apply all amounts borrowed by it under the Facility to refinance all outstanding amounts under the Existing Facility.

3.2	Monitoring
No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

(a)
The Lenders will only be obliged to comply with Clause 5.4 (Lenders' participation) in relation to the Utilisation if on or before the Utilisation Date the Agent has received all of the documents and other evidence listed in Parts 1 and 2 of Schedule 2 (Conditions precedent) in form and substance satisfactory to the Agent. The Agent shall notify the Borrower and the Lenders promptly upon being so satisfied.

(b)
Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (a) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

4.2	Further conditions precedent
Subject to Clause 4.1 (Initial conditions precedent), the Lenders will only be obliged to comply with Clause 5.4 (Lenders' participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	no Default is continuing or would result from the proposed Loan; and

(b)	the Repeating Representations to be made by each Obligor are true in all material respects.

4.3	Maximum number of Loans
The Facility may only be utilised in one Loan on the Utilisation Date.

SECTION 3
UTILISATION

5.	UTILISATION

5.1	Delivery of a Utilisation Request
The Borrower may utilise the Facility by delivery to the Agent of the duly completed Utilisation Request not later than 11:00 a.m. three Business Days prior to the proposed Utilisation Date of such Utilisation.

5.2	Completion of a Utilisation Request

(a)	The Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Utilisation Date is a Business Day within the Availability Period;

(ii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(iii)	the proposed Interest Period complies with Clause 9 (Interest Periods).

(b)	Only one Loan may be requested in the Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in the Utilisation Request must be USD.

(b)	The amount of the proposed Loan must not exceed the relevant Available Facility.

5.4	Lenders' participation

(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in the Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender's participation in the Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)	The Agent shall notify each Lender of the amount of the Loan and the amount of its participation in that Loan by 12:00 (noon) three Business Days prior to the requested Utilisation Date of such Loan.

5.5	Cancellation of Commitment
The Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period.

SECTION 4
REPAYMENT, PREPAYMENT AND CANCELLATION

6.	REPAYMENT

6.1	Repayment of Loans
The Borrower shall repay the Loan in consecutive semi-annual instalments of USD 7,500,000 starting on 7 December 2021 and thereafter on 7 June and 7 December each year until the Termination Date.

6.2	Termination Date
On the Termination Date, the Borrower shall additionally pay all other sums then accrued and owing under the Finance Documents.

6.3	Reborrowing
The Borrower may not reborrow any part of the Loan which is repaid.

7.	PREPAYMENT AND CANCELLATION

7.1	Illegality
If, in any applicable jurisdiction, it becomes unlawful for any Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in the Loan or it becomes unlawful for any Affiliate of a Lender for that Lender to do so:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Borrower, the Available Commitment of that Lender will be immediately cancelled; and

(c)
the Borrower shall repay that Lender's participation in the Loan on the last day of the Interest Period for the Loan occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

7.2	Change of control
Upon the occurrence of a Change of Control:

(a)	the Borrower shall promptly notify the Agent upon becoming aware of that event;

(b)	a Lender shall not be obliged to fund the Utilisation; and

(c)	the Total Commitments shall be cancelled and the Borrower shall immediately prepay the Loan in full.

7.3	Sale or Total Loss

(a)
If a Vessel becomes a Total Loss, a Vessel is sold or is otherwise disposed of or there is a Vessel Owner Disposal, the Borrower shall prepay the Loan in an amount equal to the net proceeds received by the Group in respect of such Total Loss, sale or other disposition, provided that, (i) no PSV Vessels (or direct or indirect ownership interest in any of them) may be sold or disposed of at less than the Fair Market Value of such Vessel (as determined by the most recent valuations provided to the Agent pursuant to terms of this Agreement) without the prior written consent of the Agent (acting on the instructions of the Lenders) and (ii) a Vessel Owner Disposal shall for the purpose of this Clause 7.3 (Sale or Total Loss) be considered as a disposal of all Vessels (directly or indirectly) owned by the relevant Guarantor the shares in which are disposed of.

(b)	The amounts due under paragraph (a) above shall become due and payable:

(i)	in the case of a sale, other disposal or Vessel Owner Disposal, on or before the date on which the sale or disposal is completed; and

(ii)	in the case of a Total Loss of a Vessel, on the earlier of:

(A)	the date falling 180 days after the Total Loss Date; or

(B)	the date of receipt of the insurance proceeds or requisition compensation relating to such Total Loss.

7.4	Voluntary prepayment of the Loan
The Borrower may, if it gives the Agent not less than five Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of the Loan (but if in part, being a minimum amount of USD 1,000,000 and in integral multiples of USD 1,000,000).

7.5	Right of repayment and cancellation in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 12.2 (Tax gross-up); or

(ii)	any Lender claims indemnification from the Borrower under Clause 12.3 (Tax indemnity) or Clause 13.1 (Increased costs), the Borrower may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender's participation in the Loan.

(b)	On receipt of a notice of cancellation referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.

(c)
On the last day of each Interest Period which ends after the Borrower has given notice of cancellation under paragraph (a) above (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Lender's participation in the Loan together with all interest and other amounts accrued under the Finance Documents.

7.6	Restrictions

(a)	Any notice of cancellation or prepayment given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement,

shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	The Borrower may not reborrow any part of the Loan which is prepaid.

(d)	The Borrower shall not repay or prepay all or any part of the Loan or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)	If the Agent receives a notice under this Clause 7 it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.

(g)
If all or part of any Lender's participation in the Loan is repaid or prepaid an amount of that Lender's Commitment (equal to the amount of the participation which is repaid or prepaid) will be deemed to be cancelled on the date of repayment or prepayment.

7.7	Application of prepayments
Any prepayment of the Loan pursuant to Clause 7.2 (Change of control), Clause 7.3 (Sale or Total Loss) or Clause 7.4 (Voluntary prepayment of Loans) shall be applied pro rata to each Lender's participation in that Loan and further, in the case of a partial prepayment of the Loan:

(a)
pursuant to Clause 7.4 (Voluntary prepayment of Loans), other than in respect of any prepayment made pursuant to paragraph (b) of Clause 23.14 (Minimum Value), pro rata against the remaining repayment instalments described at Clause 6.1 (Repayment of Loans);

(b)
pursuant to Clause 7.3 (Sale or Total Loss) or pursuant to Clause 7.4 (Voluntary prepayment of Loans) in respect of any prepayment made pursuant to paragraph (b) of Clause 23.14 (Minimum Value) and subject to paragraph (c) below, in inverse order of maturity against the remaining repayment instalments described at Clause 6.1 (Repayment of Loans); and

(c)	pursuant to Clause 7.3 (Sale or Total Loss), due to a sale of a PSV Vessel, pro rata against the remaining repayment instalments described in Clause 6.1 (Repayment of Loans).

SECTION 5
COSTS OF UTILISATION

8.	INTEREST

8.1	Calculation of interest
The rate of interest on the Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin; and

(b)	LIBOR.

8.2	Payment of interest
The Borrower shall pay accrued interest on the Loan on the last day of each Interest Period (and, if the Interest Period is longer than three Months, on the dates falling at three monthly intervals after the first day of the Interest Period).

8.3	Default interest

(a)
If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is 2.00 per cent. per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted the Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 8.3 shall be immediately payable by the Obligor on demand by the Agent.

(b)	If any overdue amount consists of all or part of the Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)
the rate of interest applying to the overdue amount during that first Interest Period shall be 2.00 per cent. per annum higher than the rate which would have applied if the overdue amount had not become due.

(c)
Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

8.4	Notification of rates of interest

(a)	The Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

(b)	The Agent shall promptly notify the Borrower of each Funding Rate relating to the Loan.

9.	INTEREST PERIODS

9.1	Selection of Interest Periods

(a)	The Borrower may select an Interest Period for the Loan in the Utilisation Request for that Loan or (if the Loan has already been borrowed) in a Selection Notice.

(b)	Each Selection Notice for the Loan is irrevocable and must be delivered to the Agent by the Borrower not later than 09:30 a.m. three Business Days before the start of the relevant Interest Period.

(c)	If the Borrower fails to deliver a Selection Notice to the Agent in accordance with paragraph (b) above, the relevant Interest Period will be three Months.

(d)	Subject to this Clause 9, the Borrower may select an Interest Period of three Months or any other period agreed between the Borrower, the Agent and all the Lenders.

(e)	An Interest Period for the Loan shall not extend beyond the Termination Date.

(f)	Each Interest Period for the Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.

9.2	Non-Business Days
If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10.	CHANGES TO THE CALCULATION OF INTEREST

10.1	Unavailability of Screen Rate

(a)
Interpolated Screen Rate: If no Screen Rate is available for LIBOR for the Interest Period of the Loan, LIBOR shall be the Interpolated Screen Rate for a period equal in length to the Interest Period of that Loan.

(b)	Reference Bank Rate: If no Screen Rate is available for LIBOR for:

(i)	USD; or

(ii)	the Interest Period of the Loan and it is not possible to calculate the Interpolated Screen Rate,
LIBOR shall be the Reference Bank Rate at or about 12:00 (noon) on the Quotation Day for a period equal in length to the Interest Period of that Loan.

(c)
Cost of funds: If paragraph (b) above applies but no Reference Bank Rate is available for USD or the relevant Interest Period there shall be no LIBOR for that Loan and Clause 10.4 (Cost of funds) shall apply to that Loan for that Interest Period.

10.2	Calculation of Reference Bank Rate

(a)	Subject to paragraph (b) below, if LIBOR is to be determined on the basis of a Reference Bank Rate but a Reference Bank does not supply a quotation by close of business in Oslo on the date falling one Business Day after the Quotation Day, the Reference Bank Rate shall be calculated on the basis of the quotations of the remaining Reference Banks.

(b)	If at or about 12:00 (noon) on the Quotation Day none or only one of the Reference Banks supplies a quotation, there shall be no Reference Bank Rate for the relevant Interest Period.

10.3	Market disruption
If before close of business in Oslo on the Quotation Day for the relevant Interest Period the Agent receives notifications from a Lender or Lenders (whose participations in the Loan exceed 50.00 per cent. of that Loan) that the cost to it of funding its participation in that Loan from whatever source it may reasonably select would be in excess of LIBOR then Clause 10.4 (Cost of funds) shall apply to that Loan for the relevant Interest Period.

10.4	Cost of funds

(a)	If this Clause 10.4 applies, the rate of interest on each Lender's share of the Loan for the relevant Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and

(ii)
the rate notified to the Agent by that Lender and copied to the Borrower as soon as practicable and in any event by close of business in Oslo on the date falling two Business Days after the Quotation Day, to be that which expresses as a percentage rate per annum the cost to the relevant Lender of funding its participation in that Loan from whatever source it may reasonably select.

(b)
If this Clause 10.4 applies and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(c)	Any alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.

(d)	If this Clause 10.4 applies pursuant to Clause 10.3 (Market disruption) and:

(i)	a Lender's Funding Rate is less than LIBOR; or

(ii)	a Lender does not supply a quotation by the time specified in paragraph (a)(ii) above, the cost to that Lender of funding its participation in that Loan for that Interest Period shall be deemed, for the purposes of paragraph (a) above, to be LIBOR.

10.5	Notification to the Borrower
If Clause 10.4 (Cost of funds) applies the Agent shall, as soon as is practicable, notify the Borrower.

10.6	Break Costs

(a)
The Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of the Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

11.	FEES

11.1	Agency fee
The Borrower shall pay to the Agent (for its own account) a non-refundable agency fee in the amount of USD 20,000 per annum, such fee to be payable on the date of this Agreement and thereafter on each anniversary.

SECTION 6
ADDITIONAL PAYMENT OBLIGATIONS

12.	TAX GROSS UP AND INDEMNITIES

12.1	Definitions
In this Agreement:
"Protected Party" means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.
"Tax Credit" means a credit against, relief or remission for, or repayment of any Tax.
"Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under a Finance Document.
"Tax Payment" means either the increase in a payment made by an Obligor to a Finance Party under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).

12.2	Tax gross-up

(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)
The Borrower shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Borrower and that Obligor.

(c)
If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)
If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)
Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

12.3	Tax indemnity

(a)	The Borrower shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected

Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)
under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party's Facility Office is located in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 12.2 (Tax gross-up); or

(B)	relates to a FATCA Deduction required to be made by a Party.

(c)
A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrower.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 12.3, notify the Agent.

12.4	Tax Credit
If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

(b)	that Finance Party has obtained and utilised that Tax Credit, the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

12.5	Stamp taxes
The Borrower shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

12.6	VAT

(a)
All amounts expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document and such Finance Party is required to account to the relevant tax authority for the VAT, that Party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Party).

(b)
If VAT is or becomes chargeable on any supply made by any Finance Party (the "Supplier") to any other Finance Party (the "Recipient") under a Finance Document, and any Party other than the Recipient (the "Relevant Party") is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i)
(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(ii)
(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c)
Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

12.7	FATCA Information

(a)
Subject to paragraph (c) below, each Party shall, on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, within ten Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party;

(ii)
supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA; and

(iii)
supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party's compliance with any other law, regulation, or exchange of information regime.

(b)
If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)
Paragraph (a) above shall not oblige any Finance Party to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)
If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (a)(ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

12.8	FATCA Deduction

(a)
Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)
Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Company and the Agent and the Agent shall notify the other Finance Parties.

13.	INCREASED COSTS

13.1	Increased costs

(a)
Subject to Clause 13.3 (Exceptions) the Borrower shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation, (ii) compliance with any law or regulation made after the date of this Agreement or (iii) the implementation or application of, or compliance with, Basel III or CRD IV.

(b)	In this Agreement:
"Basel III" means:

(i)
the agreements on capital requirements, a leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(ii)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to "Basel III"; and

(iii)
any national, supranational or international regulation implementing "Basel III" (including, but not limited to, the full extent of the Regulation on Prudential Requirements for Credit Institutions and Investment Firms and the Directive on the Access to the Activity of Credit Institutions and the Prudential Supervision of Credit Institutions and Investment Firms).

"CRD IV" means:

(i)	Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms; and

(ii)
Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, and any other law or regulation implementing any of the foregoing.
"Increased Costs" means:

(i)	a reduction in the rate of return from the Facility or on a Finance Party's (or its Affiliate's) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document, which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

13.2	Increased cost claims

(a)
A Finance Party intending to make a claim pursuant to Clause 13.1 (Increased costs) shall notify the Agent and copy of the same to the Borrower of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

13.3	Exceptions

(a)	Clause 13.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)
compensated for by Clause 12.3 (Tax indemnity) (or would have been compensated for under Clause 12.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 12.3 (Tax indemnity) applied);

(iii)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation; or

(iv)
attributable to the implementation or application of or compliance with the "International Convergence of Capital Measurement and Capital Standards, a Revised Framework" published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (but excluding any amendment arising out of Basel III or CRD IV) ("Basel II") or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).

(b)	In this Clause 13.3, a reference to a "Tax Deduction" has the same meaning given to that term in Clause 12.1 (Definitions).

14.	OTHER INDEMNITIES

14.1	Currency indemnity

(a)
If any sum due from an Obligor under the Finance Documents (a "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of:

(i)	making or filing a claim or proof against that Obligor;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, that Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

14.2	Other indemnities
The Borrower shall (or shall procure that an Obligor will), within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(a)	the occurrence of any Event of Default;

(b)
a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 29 (Sharing among the Finance Parties);

(c)
funding, or making arrangements to fund, its participation in the Loan requested by the Borrower in the Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone);

(d)	the Loan (or part of the Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower; or

(e)
any claim, action, civil penalty or fine against, any settlement, and any other kind of loss or liability, and all reasonable costs and expenses (including legal fees and disbursements) incurred by the Finance Parties as result of any conduct by any Obligor or any other member of the Group or each of their respective directors, officers and employees in violation of Sanctions.

14.3	Indemnity to the Agent

The Borrower shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default;

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;

(c)	the taking, holding, perfection, protection or enforcement of the Transaction Security;

(d)	the exercise of any of the rights, powers, discretions, authorities and remedies vested in it as agent or security agent by the Finance Documents or by law;

(e)
acting as security agent under the Finance Documents or which otherwise relates to any of the Charged Property (otherwise, in each case, than by reason of the Agent's gross negligence or wilful misconduct); or

(f)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement.

15.	MITIGATION BY THE LENDERS

15.1	Mitigation

(a)
Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 12 (Tax gross-up and indemnities) or Clause 13 (Increased costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

15.2	Limitation of liability

(a)	The Borrower shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 15.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 15.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

16.	COSTS AND EXPENSES

16.1	Transaction expenses
The Borrower shall promptly on demand pay the Agent and the Arranger the amount of all costs and expenses (including, but not limited to, internal and external legal fees, out-of-pocket expenses and costs related to operating a secure website for communicating with the Lenders) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution and syndication of:

(a)	this Agreement and any other documents referred to in this Agreement and the Transaction Security; and

(b)	any other Finance Documents executed after the date of this Agreement.

16.2	Amendment costs
If:

(a)	an Obligor requests an amendment, waiver or consent; or

(b)	an amendment is required pursuant to Clause 30.9 (Change of currency), the Borrower shall, within three Business Days of demand, reimburse the Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.

16.3	Enforcement costs
The Borrower shall, within three Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document and the Transaction Security and any proceedings instituted by or against the Agent as a consequence of taking or holding the Transaction Security or enforcing these rights.

SECTION 7
GUARANTEE

17.	SECURITY

17.1	Security
The obligations and liabilities of the Obligors under the Finance Documents, including without limitation any derived liability whatsoever of the Obligors towards the Finance Parties in connection therewith, shall be secured by the following Security on a cross-collateralised basis:

(a)	each Mortgage;

(b)	each Assignment Agreement;

(c)	each Account Pledge;

(d)	each Share Pledge; and

(e)
any other document that may have been or shall from time to time hereafter be executed as Security for the obligations of any Obligor under or pursuant to the Finance Documents or any of them (always excluding any subordination agreement from a Manager provided pursuant to paragraph (b) of Clause 23.10 (Management)).

17.2	Perfection and further assistance

(a)
Each Obligor shall promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Agent may reasonably specify (and in such form as the Agent may reasonably require in favour of the Agent or its nominee(s)):

(i)
to perfect the Security created or intended to be created under or evidenced by the Transaction Security Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Security) or for the exercise of any rights, powers and remedies of the Agent or the Finance Parties provided by or pursuant to the Finance Documents or by law;

(ii)
to confer on the Agent, Security over any property and assets of that Obligor located in any jurisdiction equivalent or similar to the Security intended to be established by or pursuant to the Transaction Security Documents; and/or

(iii)	subject to a notice having been served pursuant to Clause 24.16 (Acceleration), to facilitate the realisation of the assets which are, or are intended to be, the subject of the Security.

(b)
Each Obligor shall take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Agent or the Finance Parties by or pursuant to the Finance Documents.

18.	GUARANTEE AND INDEMNITY

18.1	Guarantee and indemnity
Each Guarantor irrevocably and unconditionally jointly and severally:

(a)	guarantees to each Finance Party punctual performance by the Borrower of all the Borrower's obligations under the Finance Documents;

(b)
undertakes with each Finance Party that whenever the Borrower does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)
agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of the Borrower not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 18 if the amount claimed had been recoverable on the basis of a guarantee.

18.2	Scope of liability
The liability of each Guarantor under this guarantee (and, if applicable, any other guarantee and indemnity obligation included in this Agreement) shall be limited to USD 160,000,000 (or its equivalent in other currencies) plus the amount of any interest, commission, default interest, fees, costs and expenses accrued in respect of the obligations covered by this guarantee.

18.3	Continuing guarantee
This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

18.4	Reinstatement
If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this Clause 18 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

18.5	Waiver of defences

(a)	The obligations of each Guarantor under this Clause 18 will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 18 (without limitation and whether or not known to it or any Finance Party) including:

(i)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(ii)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(iii)
the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(iv)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(v)
any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(vi)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(vii)	any insolvency or similar proceedings.

(b)
Each Guarantor also specifically waives all rights under the provisions of the Norwegian Financial Agreements Act of 25 June 1999 no. 46 (the "Norwegian Financial Agreements Act") not being mandatory provisions, including (without limitation) those contained in Sections 62 to 74 therein.

(c)
Each Guarantor confirms that it has received and noted such information as required in respect of all other Transaction Security created under the Finance Documents in accordance with Section 61 (2) of the Norwegian Financial Agreements Act.

18.6	Immediate recourse
Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 18. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

18.7	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)
refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor's liability under this Clause 1817.

18.8	Deferral of Guarantors' rights
Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 18:

(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor's obligations under the Finance Documents;

(c)
to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(d)
to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 18.1 (Guarantee and indemnity);

(e)	to exercise any right of set-off against any Obligor; and/or

(f)	to claim or prove as a creditor of any Obligor in competition with any Finance Party.
If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 30 (Payment mechanics).

18.9	Release of Guarantors' right of contribution

If any Guarantor (a "Retiring Guarantor") ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor then on the date such Retiring Guarantor ceases to be a Guarantor:

(a)
that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(b)
each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

18.10	Additional security
This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

18.11	Subordination
Each Obligor unconditionally and irrevocably subordinates, in all respects, all of its present and future claims against each other Obligor (and other member of the Group) to all present and future claims of the Finance Parties against that Obligor (or other member of the Group) under or in respect of the Finance Documents.

SECTION 8
REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

19.	REPRESENTATIONS
Each Obligor makes the representations and warranties set out in this Clause 19 to each Finance Party on the date of this Agreement.

19.1	Status

(a)	It is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

19.2	Binding obligations
Subject to any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation):

(a)	the obligations expressed to be assumed by it in each Finance Document are legal, valid, binding and enforceable obligations; and

(b)
(without limiting the generality of paragraph (a) above), each Transaction Security Document to which it is a party creates the security interests which that Transaction Security Document purports to create and those security interests are valid and effective.

19.3	Non-conflict with other obligations
The entry into and performance by it of, and the transactions contemplated by, the Finance Documents and the granting of the Transaction Security do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	its constitutional documents; or

(c)	any agreement or instrument binding upon it its assets.

19.4	Power and authority

(a)
It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

(b)	No limit on its powers will be exceeded as a result of the borrowing, granting of security or giving of guarantees or indemnities contemplated by the Finance Documents.

19.5	Validity and admissibility in evidence

(a)	All Authorisations required or desirable:

(i)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(ii)	to make the Finance Documents to which it is a party admissible in evidence in its Relevant Jurisdictions, have been obtained or effected and are in full force and effect.

(b)
    All authorisations, consents, licenses, approvals or exemptions of any governmental or regulatory authority, bureau or agency in its Relevant Jurisdictions necessary for the conduct of its business, trade and ordinary activities have been obtained or effected and are in full force and effect.

19.6	Governing law and enforcement

(a)	The choice of governing law of the Finance Documents will be recognised and enforced in its Relevant Jurisdictions.

(b)	Any judgment obtained in relation to a Finance Document in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in its Relevant Jurisdictions.

19.7	Insolvency
No:

(a)	corporate action, legal proceeding or other procedure or step described in Clause 24.7 (Insolvency proceedings); or

(b)	creditors' process described in Clause 24.8 (Creditors' process), has been taken, or to the best of its knowledge and belief (after due and careful enquiry), threatened in relation to an Obligor and none of the circumstances described in Clause 24.6 (Insolvency) applies to an Obligor.

19.8	No filing or stamp taxes
Under the law of its Relevant Jurisdiction it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents, except the registration of the Mortgages with an Approved Ship Registry and any filing, recording or enrolling or any tax or fee payable which is referred to in any legal opinion obtained by and addressed to the Agent and/or the Finance Parties, which registrations, filings, taxes and fees shall be made and paid promptly by the Obligors after the date of the relevant Finance Document.

19.9	Deduction of Tax
It is not required to make any Tax Deduction (as defined in Clause 12.1 (Definitions)) from any payment it may make under any Finance Document to any Finance Party.

19.10	No default

(a)
No Default is continuing or might reasonably be expected to result from the making of the Utilisation or the entry into and performance of or any transaction contemplated by any of the Finance Documents.

(b)
No other event or circumstance is outstanding which constitutes or might reasonably be expected to constitute a default or termination event (however described) under any other agreement or instrument which is binding on it or to which its assets are subject which has or is reasonably likely to have a Material Adverse Effect.

19.11	No misleading information

(a)
Any factual information provided by any Obligor and/or its advisors in connection with the Finance Documents was true and accurate in all respects as at the date the information is expressed to be given and all projections (if any) contained therein have been prepared in good faith on the basis of assumptions which were reasonable at the time at which they were prepared and supplied.

(b)
Nothing has occurred or been omitted from any information provided by any Obligor and/or its advisors in connection with the Finance Documents and no information has been given or withheld that results in any such information provided being untrue or misleading in any material respect.

19.12	Original Financial Statements

(a)	The Original Financial Statements were prepared in accordance with GAAP consistently applied.

(b)	Its Original Financial Statements fairly present its financial condition as at the end of the relevant financial year and its results of operations during the relevant financial year.

(c)
There has been no material adverse change in its business or financial condition (or the business or consolidated financial condition of the Group, in the case of the Borrower) since the date of the most recent financial statements delivered pursuant to the terms of this Agreement.

19.13	Pari passu ranking
Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

19.14	No proceedings

(a)
No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect has or have (to the best of its knowledge and belief) been started or threatened against it.

(b)	No judgment or order of a court, arbitral body or agency which might reasonably be expected to have a Material Adverse Effect has (to the best of its knowledge and belief) been made against it.

19.15	No breach of laws
It is in compliance in all material respect with all laws and regulation applicable to it.

19.16	Environmental compliance
It has in all material respects performed and observed all Environmental Laws, Environmental Approvals and all other covenants, conditions, restrictions or agreements directly or indirectly concerned with any contamination, pollution or waste or the release or discharge of any toxic or hazardous substance in connection with its on-going operations.

19.17	Environmental Claims
No Environmental Claim has been commenced (or if commenced, there are none that are not fully settled) or is threatened against it.

19.18	Anti-bribery, anti-corruption and anti-money laundering
None of the Obligors, or, to the best knowledge of each Obligor, none of their employees, have engaged in any activity or conduct which would violate any applicable anti-bribery, anti-corruption or anti-money laundering laws, regulations or rules in any applicable jurisdiction and the Group has instituted and maintains policies and procedures applicable to all Obligors, designed to prevent violation of such laws, regulations and rules.

19.19	Security and Financial Indebtedness

(a)	No Security or Quasi-Security exists over all or any of the present or future assets of any Obligor other than as permitted by this Agreement.

(b)	No Obligor has any Financial Indebtedness outstanding other than as permitted by this Agreement.

19.20	Ranking
The Transaction Security has or will have first ranking priority and it is not subject to any prior ranking or pari passu ranking Security.

19.21	Good title to assets
It has a good, valid and marketable title to, or valid leases or licences of, and all appropriate Authorisations to use, the assets necessary to carry on its business as presently conducted.

19.22	Legal and beneficial ownership

(a)	It is the sole legal and beneficial owner of the respective assets over which it purports to grant Security.

(b)
The shares of any member of the Group which are subject to the Transaction Security are fully paid, not subject to any option to purchase or similar rights and free from any claims, third party rights or competing interests. The constitutional documents of companies whose shares are subject to the Transaction Security do not and could not restrict or inhibit any transfer of those shares on creation or enforcement of the Transaction Security.

19.23	Centre of main interests and establishments
For the purposes of Regulation (EU) 2015/848 of 20 May 2015 on insolvency proceedings (recast) (the "Regulation"), the Borrower's centre of main interest (as that term is used in Article 3(1) of the Regulation) is situated in Bermuda and it has no "establishment" (as that term is used in Article 2(10) of the Regulation) in any other jurisdiction save for the Borrower's branch offices at 150 East 58th Street, New York, New York, 10155, United States of America and 9 Rue du Gabian, MC 98000, Monaco.

19.24	Sanctions
No Relevant Person is:

(a)	a Restricted Party;

(b)	in breach of Sanctions;.

(c)	owns or controls a Restricted Party; or

(d)	has a Restricted Party serving as director, officer or, to the best of its knowledge employee in breach of Sanctions.

19.25	The Vessels

(a)	Each Vessel will be:

(i)
in the absolute, direct or indirect, ownership of the relevant Vessel Owner, free and clear of all encumbrances (other than as permitted under paragraph (b) of Clause 22.8 (Negative Pledge)) and the relevant Vessel Owner will be the sole, legal and beneficial owner of the relevant Vessel;

(ii)	registered in the name of the relevant the relevant Vessel Owner with an Approved Ship Registry;

(iii)	operationally seaworthy in every way and fit for service; and

(iv)	classed with an Approved Classification Society, free of all overdue requirements and other recommendations.

(b)	All requirements of the ISM Code and ISPS code as far as they relate to the Obligors and the Vessels, have been complied with.

19.26	Repetition
The Repeating Representations are deemed to be made by each Obligor by reference to the facts and circumstances then existing on (i) the date of the Utilisation Request and the first day of each Interest Period and (ii), in the case of an Additional Guarantor, the day on which it becomes an Additional Guarantor.

20.	INFORMATION UNDERTAKINGS
The undertakings in this Clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

20.1	Financial statements
The Borrower shall supply to the Agent in sufficient copies for all the Lenders:

(a)	as soon as the same become available, but in any event within 135 days after the end of each of its financial years its audited consolidated financial statements for that financial year;

(b)	as soon as the same become available, but in any event within 75 days after the end of each of its financial quarters its consolidated financial statements for that financial quarter;

(c)
once every month (i) its consolidated five (5) week forward looking cash flow projections and (ii) five (5) week forward looking cash flow projections for each of Blue Power Limited, AHTS Holdco Limited and CB Holdco Limited (each broken down on a weekly basis); and

(d)
within 90 days after the end of its financial year its and its Subsidiaries financial budget and balance sheet, income statement and cash flow statement projections (i) on a quarterly basis for the next financial year and (ii) on a yearly basis for the next four financial years.

20.2	Compliance Certificate

(a)
The Borrower shall supply to the Agent, with each set of financial statements delivered pursuant to paragraph (a) or (b) of Clause 20.1 (Financial statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 21 (Financial Covenants) as at the date as at which those financial statements were drawn up and Clause 23.14 (Minimum Value).

(b)	Each Compliance Certificate shall be signed by the chief financial officer of the Borrower.

20.3	Requirements as to financial statements

(a)
Each set of financial statements delivered by the Borrower pursuant to Clause 20.1 (Financial statements) shall be certified by the chief financial officer of the relevant company as fairly presenting its financial condition as at the date as at which those financial statements were drawn up.

(b)
The Borrower shall procure that each set of financial statements delivered pursuant to Clause 20.1 (Financial statements) is prepared using GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements unless, in relation to any set of financial statements, it notifies the Agent that there has been a change in GAAP, the accounting practices or reference periods and its auditors (or, if appropriate, the auditors of the Obligor) deliver to the Agent:

(i)	a description of any change necessary for those financial statements to reflect the GAAP, accounting practices and reference periods upon which Original Financial Statements were prepared; and

(ii)
sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 21 (Financial Covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and the Original Financial Statements.

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

20.4	Information: miscellaneous
The Borrower shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)	all documents dispatched by the Borrower to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;

(b)
promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which might, if adversely determined, have a Material Adverse Effect;

(c)
promptly upon becoming aware of them, the details of any judgment or order of a court, arbitral body or agency which is made against any member of the Group, and which might have a Material Adverse Effect;

(d)	promptly, such information as the Agent may reasonably require about the Charged Property and compliance of the Obligors with the terms of any Transaction Security Documents;

(e)	promptly, such further information regarding the financial condition, business and operations of any member of the Group as any Finance Party (through the Agent) may reasonably request;

(f)
promptly upon becoming aware of them, (i) the details of any inquiry, claim, action, suit, proceeding or investigation with respect to Sanctions against it, or (ii) event whereby it or any other Relevant Person has become or is likely to become a Restricted Party as well (in each case) as information on what steps are being taken with regards to answer or oppose such inquiries, claims, actions, suits, proceedings or investigations;

(g)	promptly upon becoming aware, details of any material Environmental Claim against any of the Obligors; and

(h)
promptly upon becoming aware any facts and circumstances which will or are reasonably likely to result in any material Environmental Claim being commenced against any of the Obligors, information regarding such facts and circumstances, and the Obligors will keep the Agent advised on a regular basis and in such detail as the Agent shall require on the relevant party's response to any of the above mentioned events or matters.

20.5	Notification of default and other events

(a)	The Obligors shall promptly upon becoming aware, notify the Agent of:

(i)	any Default (and the steps, if any, being taken to remedy it); and

(ii)	any event which may result in a mandatory prepayment under Clause 7 (Prepayment and cancellation) (and the steps, if any, being taken to remedy it).

(b)
Promptly upon a request by the Agent, the Borrower shall supply to the Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

20.6	"Know your customer" checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor (or of a Holding Company of an Obligor) after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)
Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)
If (i) the accession of such Additional Guarantor pursuant to Clause 26 (Changes to the Obligors) or (ii) any investment in the Borrower by one or more Existing Investor obliges the Agent or any Lender to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to (i) the accession of an Additional Guarantor to this Agreement or (ii) any investment in the Borrower by one or more Existing Investor (as the case may be).

20.7	Poseidon Principles
The Borrower shall, use reasonably commercial efforts to, upon the request of any Lender and at the cost of the Borrower, on or before 31 July in each calendar year, supply or procure the supply to such Lender of all information necessary in order for any Lender to comply with its obligations under the Poseidon Principles in respect of the preceding year, including, without limitation, all ship fuel oil consumption data required to be collected and reported in accordance with Regulation 22A of Annex VI For the avoidance of doubt, such information shall be “Confidential Information” for the purposes of Clause 37 (Confidential Information) but the Borrower acknowledges and accepts that, in accordance with the Poseidon Principles, such information will form part of the information published regarding the Lenders' portfolio climate alignment.

20.8	Use of websites

(a)
Each Obligor may satisfy its obligation under the Finance Documents to which it is a party to deliver any information in relation to those Lenders (the "Website Lenders") which accept this method of communication by posting this information onto an electronic website designated by the Borrowers and the Agent (the "Designated Website") if:

(i)	the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)	both the relevant Obligor and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a format previously agreed between the relevant Obligor and the Agent.
If any Lender (a "Paper Form Lender") does not agree to the delivery of information electronically then the Agent shall notify the Obligors accordingly and each Obligor shall supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event each Obligor shall supply the Agent with at least one copy in paper form of any information required to be provided by it.

(b)
The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Obligors or any of them and the Agent.

(c)	An Obligor shall promptly upon becoming aware of its occurrence notify the Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	if that Obligor becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.
If an Obligor notifies the Agent under sub-paragraph (i) or (v) of paragraph (c) above, all information to be provided by the Obligors under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)
    Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Obligors shall comply with any such request within ten (10) Business Days.

21.	FINANCIAL COVENANTS

21.1	Financial Definitions:
For the purposes of this Clause 21, the following definitions shall apply:
"Cash" means any credit balance on any deposit, savings, current or other account, banks or other financial institutions which is:

(a)	freely withdrawable on demand;

(b)	not subject to any security interest (other than pursuant to the Finance Documents);

(c)	denominated and payable in freely transferable and freely convertible currency; and

(d)	capable of being remitted to the Borrower or such Subsidiary of the Borrower.
"Cash Equivalents" means:

(a)
unencumbered securities issued or directly and fully guaranteed or insured by the US or any agency or instrumentality thereof (provided that the full faith and credit of the US is pledged in support thereof);

(b)
time deposits and certificates of deposit of, or deposits held with, any commercial bank having, or which is the principal banking subsidiary of a bank holding company having capital and surplus in excess of USD 500,000,000;

(c)	such other securities or instruments as the Majority Lenders shall agree in writing, provided that in respect of (a) and (b) above such Cash Equivalents shall have a rating of at least "A-" given by S&P or "A" given by Moody's (or the equivalent rating given by another internationally recognised rating agency), (provided that, in the case of (b) above only, such rating category shall not be applicable for time deposits, certificates of deposit or deposits (in each case, unencumbered) in the interbank market of any commercial bank which is a Lender), and in each case having maturities of not more than 90 days from the date of acquisition.
"Consolidated Funded Debt" means, for any Relevant Period, the sum of the following for the Borrower and its Subsidiaries determined (without duplication) on a consolidated basis for such period and in accordance with GAAP consistently applied:

(a)	all Financial Indebtedness; and

(b)
all obligations to pay a specific purchase price for goods or services whether or not delivered or accepted (including take-or-pay and similar obligations which in accordance with GAAP would be shown on the liability side of a balance sheet), provided that balance sheet accruals for future dry dock expenses shall not be classified as Consolidated Funded Debt.
"Consolidated Tangible Net Worth" means, on a consolidated basis, the total shareholders' equity (including retained earnings) of the Borrower plus any available and unutilized commitment under the Additional Equity Line of Credit minus goodwill and other non-tangible items.
"Consolidated Total Capitalisation" means the Consolidated Tangible Net Worth plus Consolidated Funded Debt.
"Current Assets" means at any time, in accordance with GAAP, the book value of the current assets.
"Current Liabilities" means at any time, in accordance with GAAP, the book value of the current liabilities.

"EBITDA" means, for any accounting period, the consolidated net income of the Borrower for that accounting period:

(a)	plus, to the extent deducted in computing the net income of the Borrower for that accounting period, the sum, without duplication, of:

(i)	all federal, state, local and foreign income taxes and tax distributions;

(ii)	consolidated net interest expense; and

(iii)	depreciation, depletion, amortization of intangibles and other non-cash charges or non-cash losses (including non-cash transaction expenses and the amortization of debt discounts),

(b)
minus, to the extent added in computing the consolidated net income of the Borrower for that accounting period, (i) any non-cash income or non-cash gains; and (ii) any extraordinary gains on asset sales not incurred in the ordinary course of business.

"Leverage Ratio" means, in respect of any Relevant Period, the ratio of Net Debt on the last day of that Relevant Period to EBITDA in respect of that Relevant Period.
"Net Debt" means, at any time, Financial Indebtedness of the Borrower and its Subsidiaries at such time minus Cash and Cash Equivalents of the Borrower and its Subsidiaries at such time, and excluding any negative mark-to-market of financial derivatives for the purpose of hedging foreign currency risk up to an amount of USD 3,000,000.
"Relevant Period" means each period of twelve months ending on or about the last day of each financial year and each period of twelve months ending on or about the last day of each financial quarter.

21.2	Financial Testing
The financial covenants set out in this Clause 21 shall be calculated on a consolidated basis in accordance with GAAP consistently applied and, in respect of Clause 21.6 (Leverage Ratio) provided for the purposes of determining the Margin, and otherwise tested quarterly, by reference to each of the financial statements delivered pursuant to Clause 20.1 (Financial Statements) and/or each Compliance Certificate delivered pursuant to Clause 20.2 (Compliance Certificate).

21.3	Minimum Liquidity
Cash and Cash Equivalents (in each case available to the Borrower and any Guarantor which is a member of the Group) shall at all times be equal to USD 500,000 per vessel above 2,500 DWT owned directly or indirectly by the Borrower, save for (i) any vessels funded solely by third party loans that have no recourse to any Obligor or the assets of any Obligor, and (ii) Hermit Baron and Hermit Brilliance provided they are funded solely by third party loans that have no recourse to any Obligor or the assets of any Obligor and any intra-group debt.

21.4	Working Capital

Current Assets (of the Borrower and any Guarantor which is a member of the Group) shall at all times exceed Current Liabilities less the current portion of the long term liabilities of the Borrower and any Guarantor which is a member of the Group.

21.5	Maximum Leverage
The Borrower will not permit ratio of Net Debt to Consolidated Total Capitalisation to be greater than:

(a)	until and including 31 December 2020, 0.70; and

(b)	at all times thereafter, 0.65.

21.6	Leverage Ratio
The Leverage Ratio shall be provided for the purposes of determining the Margin.

22.	GENERAL UNDERTAKINGS
The undertakings in this Clause 22 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

22.1	Authorisations
Each Obligor shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Agent of,
any Authorisation required under any law or regulation of a Relevant Jurisdiction to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence of any Finance Document.

22.2	Compliance with laws
Each Obligor shall comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.

22.3	Anti-bribery, anti-corruption and anti-money laundering
Each Obligor shall act in compliance with all anti-bribery, anti-corruption or anti-money laundering laws, regulations or rules in any applicable jurisdiction

22.4	Taxation

(a)	Each Obligor shall pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(i)	such payment is being contested in good faith; and

(ii)	such payment can be lawfully withheld and failure to pay those Taxes does not or is not reasonably likely to have a Material Adverse Effect.

(b)	None of the Obligors may change its residence for Tax purposes without the prior written consent from the Agent (not to be unreasonably withheld).

22.5	Merger
No Obligor shall enter into any amalgamation, demerger, merger, consolidation, joint venture or corporate reconstruction which is reasonably likely to have a Material Adverse Effect

22.6	Change of business
No Obligor shall, without the prior written consent of the Agent (acting on the instruction of the Majority Lenders):

(a)
make any material change to the general nature of its business from that presently conducted or set out in its articles of association or articles of incorporation, as applicable, or carry on any other business, except for similarly related business; or

(b)	make any change to its name or its jurisdiction of incorporation; or

(c)	convert to any other type of legal entity.

22.7	Pari passu ranking
Each Obligor shall ensure that at all times any unsecured and unsubordinated claims of a Finance Party against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

22.8	Negative pledge
In this Clause 22.8, "Quasi-Security" means an arrangement or transaction described in paragraph (b) below.

(a)
No Obligor shall create or permit to subsist any Security over any of its assets that is subject to the Transaction Security, other than, until and including the Utilisation Date, Security provided in respect of the Existing Facility.

(b)	No Obligor shall in relation to any asset that is subject to the Transaction Security:

(i)	sell, transfer or otherwise dispose of any of such asset on terms whereby it is or may be leased to or re-acquired by an Obligor or any other member of the Group;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)	Paragraphs (a) and (b) above do not apply to any Security or (as the case may be) Quasi-Security listed below:

(i)	any Security or Quasi-Security entered into pursuant to any Finance Document;

(ii)	any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(iii)	any lien arising by operation of law and in the ordinary course of trading and securing claims that are not more than thirty days overdue; or

(iv)	any Security or Quasi-Security permitted by the Majority Lenders.

22.9	Financial Indebtedness

(a)	No Obligor or any other member of the Group shall incur, create or permit to subsist any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to Financial Indebtedness:

(i)	incurred under this Agreement;

(ii)
outstanding under the DVB Facility Agreement or any other Financial Indebtedness of Hermit Baron Shipping Company Limited or Hermit Brilliance Shipping Company Limited, in each case provided that such Financial Indebtedness has no recourse to any Obligor or the assets of any Obligor;

(iii)
provided by reputable commercial banks or export credit agencies regularly engaged in lending to the shipping and offshore industries on terms no more onerous (in respect of financial covenants, minimum value, repayment, margin and maturity) to the relevant members of the Group than the terms of this Agreement;

(iv)	incurred as normal trade credit in the ordinary course of its trading;

(v)	incurred by way of a Subordinated Loan;

(vi)	not exceeding USD 5,000,000 in aggregate;

(vii)	incurred with the prior written consent of the Majority Lenders;

(viii)	permitted by Clause 22.12 (Investments, Acquisitions and Capital Expenditure); or

(ix)	until and including the Utilisation Date, incurred under the Existing Facility.

22.10	Loans and credit

(a)	No Obligor shall be a creditor in respect of any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to:

(i)	normal trade credit extended to its customers and/or counterparties on normal commercial terms and in the ordinary course of trading;

(ii)
any Financial Indebtedness not exceeding USD 5,000,000 in aggregate, less the sum of any Financial Indebtedness outstanding pursuant to this paragraph and any investment made as permitted by Clause 22.12, in respect of Hermit Baron Shipping Company Limited and Hermit Brilliance Shipping Company Limited; or

(iii)	any creditor relationship entered into with the prior written consent of the Majority Lenders.

22.11	Financial Support

(a)	No Obligor shall incur or allow to remain outstanding any guarantee or indemnity, or otherwise assume any liability in respect of any obligation of any person.

(b)	Paragraph (a) above does not apply to any such guarantee, indemnity or other liability in respect of any obligation of any person:

(i)	incurred pursuant to the Finance Documents;

(ii)	incurred in the ordinary course of trading; or

(iii)	incurred with the prior written consent of the Majority Lenders.

22.12	Investments, acquisitions and capital expenditures
No Obligor shall make any investments, acquisitions or capital expenditures in respect of Hermit Baron Shipping Company Limited and Hermit Brilliance Shipping Company Limited other than any investment(s) not exceeding USD 5,000,000 in aggregate, less the sum of (but without double counting):

(a)	the sum of any Financial Indebtedness outstanding, and as permitted by paragraph (a)(ii) of Clause 22.10 (Loans or Credit); and

(b)	any investments, acquisitions or capital expenditures provided to any of them since the date of the first utilisation of the Existing Equity Line of Credit, without the prior written consent of the Majority Lenders.

22.13	Distributions
The Borrower may only:

(a)	declare, make or pay any dividend, charge, fee or other distribution (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital);

(c)	pay any interest or repay any principal amount (or capitalised interest) on any debt to any of its shareholders or any of their Affiliates;

(d)	repay or distribute any dividend or share premium reserve;

(e)	redeem, repurchase or repay any of its share capital or resolve to do so; or

(f)	enter into any transaction or arrangement having a similar effect as described in paragraphs (a) to (e) including, but not limited to, any total return swaps, to any of its shareholders, provided that:

(i)	such transaction or arrangement as described in paragraphs (a) to (f) above is carried out after the date falling 24 months after the date of this Agreement;

(ii)
Cash and Cash Equivalents (pro forma after any such payment (a "Distribution") described in paragraphs (a) to (f) above) is higher than USD 1,500,000 per vessel owned directly or indirectly by the Borrower;

(iii)	the Borrower shall prepay a portion of the Loan in an amount equal to any such Distribution in accordance with Clause 7.4 (Voluntary prepayment of Loans) on or prior to the date for Distribution; and

(iv)	no Default or Event of Default has occurred and is continuing at the time when the Distribution is to be made or is likely to occur as a result of such Distribution.

22.14	Earnings Accounts
Each Vessel Owner and each Intragroup Charterer shall ensure that all of its Earnings are paid to its respective Earnings Account and may freely operate and make withdrawals from such Earnings Accounts until (i) the Agent gives notice to the contrary to the relevant Vessel Owner or (ii) the occurrence of a Default or an Event of Default that is continuing.

22.15	Arm's length basis
No Obligor shall enter into any transaction with any member of the Group, any of its shareholders or any Affiliate of any member of the Group, except on arm's length terms.

22.16	Further assurance

(a)
Each Obligor shall (and the Borrower shall procure that each other member of the Group will) promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Agent may reasonably specify (and in such form as the Agent may reasonably require in favour of the Agent or its nominee(s)):

(i)
to perfect the Security created or intended to be created under or evidenced by the Transaction Security Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights, powers and remedies of the Agent or the

Finance Parties provided by or pursuant to the Finance Documents or by law;

(ii)
to confer on the Agent or confer on the Finance Parties Security over any property and assets of that Obligor located in any jurisdiction equivalent or similar to the Security intended to be conferred by or pursuant to the Transaction Security Documents; and/or

(iii)	to facilitate the realisation of the assets which are, or are intended to be, the subject of the Transaction Security.

(b)
Each Obligor shall (and the Borrower shall procure that each other member of the Group will) promptly take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Agent or the Finance Parties by or pursuant to the terms of this Agreement and the terms of any other Finance Documents.

(c)
Each Obligor must use, and must procure that any other member of the Group that is a potential provider of Transaction Security uses, all reasonable endeavours lawfully available to avoid or mitigate the constraints on the provision of Security provided for pursuant to this Agreement.

22.17	Sanctions

(a)
No Obligor shall (and the Company shall ensure that no other Relevant Person will) take any action, make any omission or use (directly or indirectly) any proceeds of the Loan, in a manner that is a breach of Sanctions.

(b)
    No Obligor shall (and the Company shall ensure that no other Relevant Person will) take any action or make any omission that results, or is reasonably likely to result, in it or any Finance Party becoming a Restricted Party.

22.18	Chartering in
The Obligors shall not, without the prior written consent of the Lenders charter in any vessels.

22.19	Year end
The Obligors shall not change their respective year end dates.

22.20	Most favoured lender
If as a result of, or in connection with, or to obtain any consent or agreement of any finance party under any agreement in respect of Financial Indebtedness provided or to be provided by one or more financial institutions, any Obligor, after the date of this Agreement, enters into documentation or other arrangements containing more favourable provisions or treatment to such financial institutions thereunder in connection with financial covenants, minimum value, repayment, margin or maturity, the Obligors undertake to immediately notify the Agent of the existence and details of such provisions, and if so requested by the Agent, the Obligors undertake to immediately amend this Agreement for the purpose of granting equivalent (or the functional equivalent of such) provisions in favour of each of the Lenders under this Agreement.

23.	VESSEL UNDERTAKINGS
The undertakings in this Clause 23 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

23.1	Insurances

(a)
The Obligors shall keep or procure that each Vessel is kept fully insured against Hull and Machinery, Hull Interest, Freight Interest or Increased Value, War Risks (including acts of terrorism and piracy), Protection & Indemnity (including maximum cover for pollution liability as normally adopted by the industry for similar vessels), in such amounts and currencies, on such terms and with such reputable insurers, brokers or P&I clubs and as the Agent (acting on the instructions of the Majority Lenders) from time to time may approve.

(b)
The insured value for the Vessels (Hull and Machinery combined with Hull Interest and/or Freight Interest or Increased Value) shall be at least equal to or greater than the higher of (i) the Fair Market Value of the Vessels and (ii) 120 per cent. of the Loan.

(c)	The insured value for Hull and Machinery for the Vessel shall be equal to the Loan and the remaining cover may be taken out by way of Hull Interest and Freight Interest.

(d)
The Agent (on behalf of the Finance Parties) shall, for the cost of the Obligors, take out Mortgagee's Interest Insurance (MII) and/or Mortgagee Interest Additional Perils (pollution) Insurance (MAPI) in respect of a Vessel on such terms and in such amounts as the Agent shall deem appropriate covering 120 per cent. of the Loan.

(e)
The Obligors shall procure that the Agent (on behalf of the Finance Parties) is noted as a first priority mortgagee in the insurance contracts, together with the confirmation from the underwriters to the Agent thereof that the notice of assignment with regard to the Insurances and the loss payable clauses (such notices and loss payable clauses to be in accordance with the Assignment and Sub-assignment of Insurances) are noted in the insurance contracts and that standard letters of undertaking are executed by the insurers (always in line with the insurers guidelines and corporate requirements and provided always that in the case of Protection and Indemnity cover, it will only be on market standard form).

(f)
Within reasonable time prior to and no later than on the date of the expiry of the relevant Insurances, the Obligors shall procure the delivery to the Agent of a certificate from the insurance broker(s) through whom the Insurances referred to in paragraph (a) have been renewed and taken out in respect of each Vessel with insurance values as required by paragraphs (b) and (c), that such Insurances are in full force and effect and that the interests of the Agent (on behalf of the Finance Parties) have been noted by the relevant insurers.

(g)
If any of the Insurances referred to in paragraph (a) form part of a fleet cover, the Borrower shall procure that the insurers shall undertake to the Agent that they shall neither set-off against any claims in respect of a Vessel any premiums due in respect of other units under such fleet cover or any premiums due for other insurances, nor cancel such Insurance for reason of non-payment of premiums for other units under such fleet cover or of premiums for such other Insurances.

(h)
The Obligors shall ensure that each Vessel is always employed in conformity with the terms of the relevant insurances and comply with such requirements as to extra premium or otherwise as the insurers may prescribe.

(i)
The Obligors will not make any change to the Insurances which may be detrimental to the Finance Parties or any material change to the Insurances (including but not limited to any changes to arrangements for war and allied perils (including piracy) coverage whereby trading to conditional (excluded) areas which are not declared to the annual policy) without the prior written consent of the Agent.

23.2	Total Loss
In the event that a Vessel shall suffer a Total Loss, the Borrower shall obtain and present to the Agent a written confirmation from the relevant insurers that the claim relating to the Total Loss has been accepted in full, and promptly upon receipt of insurance proceeds in respect of the Total Loss, apply such proceeds in prepayment of the Loan in accordance with Clause 7.3 (Sale or Total Loss).

23.3	Notification
The Obligors shall promptly upon becoming aware, notify the Agent of the occurrence of any of the following in respect of a Vessel:

(a)
any accident or casualty to the Vessel involving repairs the cost of which is likely to exceed USD 1,000,000 in the case of any Crew Vessels and USD 2,000,000 in the case of any PSV Vessels or the equivalent thereof in any other currency;

(b)	any occurrence in consequence whereof the Vessel has become or is likely to become a Total Loss;

(c)	any arrest or detention of the Vessel or the exercise or purported exercise of any lien on a Vessel;

(d)	any material requirement made in relation to the Vessel by any insurer or classification society or by any competent authority which should, but is not, or cannot be complied with within its due date;

(e)	any claim for a material breach of the ISM Code, the ISPS Code or Marpol being made against any Obligor, any charterer or any Manager or otherwise in connection with the Vessel;

(f)	any Environmental Claim against the Vessel;

(g)	the Vessel being scheduled to call any ports in breach of Applicable Sanctions;

(h)	the dry docking of the Vessel; or

(i)	any other matter, event or incident, actual or threatened, the effect of which will or is reasonably likely to lead a material breach of the ISM Code, the ISPS Code or Marpol, and the Obligors will keep the Agent advised on a regular basis and in such detail as the Agent shall require on the relevant party's response to any of the above mentioned events or matters.

23.4	Compliance with international regulations and laws
The Obligors shall at all times:

(a)	comply, and ensure that each Vessel is employed in compliance, with in all material respects:

(i)	the ISM Code;

(ii)	the ISPS Code; and

(iii)	Marpol;

(b)
comply, and ensure that each Vessel is employed in compliance, in all material respects with any mandatory applicable national or international law, regulation, convention or treaty in a jurisdiction which an Obligor conducts business or a Vessel will be operating, including Sanctions and Environmental Laws;

(c)	comply in all material respects with any mandatory applicable law, regulation or requirement in the jurisdiction of the Approved Ship Registry where a Vessel is registered;

(d)
in the event of hostilities in any part of the world (whether war is declared or not), not employ any Vessel in any zone which is declared a war zone by any government or by the war risk insurers of the Vessel, unless the Obligors have (at their own expense) effected any special, additional or modified insurance cover which shall be necessary or customary for first class shipowners, and has provided evidence of such cover to the Agent; and

(e)
obtain, maintain and ensure compliance in all material respects with all requisite licenses, certificates, approvals and permits required under any such mandatory applicable laws, rules and regulations at all times valid and enforceable in all respects, including:

(i)	the Document of Compliance and Safety Management Certificate issued pursuant to the ISM Code in relation to the Vessel; and

(ii)	a valid and current International Ship Security Certificate issued under the ISPS Code.

23.5	Class

(a)
The Obligors shall have each Vessel classified and maintained in a class notation acceptable to the Lenders with an Approved Classification Society, and at all times in all material respects comply with the rules and regulations of the relevant classification society without any material overdue recommendations and adverse notations and shall promptly provide the Agent with copies of any survey reports being issued. There shall be no change in the class notation of a Vessel without the prior written consent of the Agent (acting on the instructions of the Majority Lenders).

(b)
The Obligors shall procure that the relevant Approved Classification Society sends to the Agent, following receipt of a written request from the Agent, copies of all class records held by such Approved Classification Society in relation to a Vessel.

23.6	Ship registry
Each Vessel Owner shall maintain the registration of the Vessel owned by it in its name with an Approved Ship Registry, and shall not, without the prior written consent of the Agent (acting on the instructions of the Lenders) change the flag or registry of the Vessel (such consent to be unreasonably withheld). Consent has been given for the Hermit Horizon and Hermit Galaxy to transfer from the United Kingdom Ship Registry to the Norwegian Ship Registry (NOR) and Hermit Protector to transfer from the Norwegian Ship Registry (NOR) to the United Kingdom Ship Registry within three (3) months of the date of this Agreement.

23.7	Maintenance and repairs

(a)	The Obligors shall procure that each Vessel is kept in good and safe condition and state of repair consistent with first class ownership and management practice.

(b)
No Obligor shall, and the Obligors shall procure that no charterer of a Vessel or any other person will, put a Vessel into the possession of any person for the purpose of work being done upon it in an amount exceeding or likely to exceed USD 1,000,000 in respect of the Crew Vessels and USD 2,000,000 in respect of the PSV Vessels or the equivalent thereof in any other currency, unless that person has first given a written undertaking in favour of the Agent, on terms satisfactory to the Agent (acting on the instructions of the Majority Lenders), not to exercise any lien or withholding right on the Vessel for the cost of such work or for any other reason.

23.8	Modifications

(a)	Each Obligor shall, and the Obligors shall procure that no charterer of a Vessel or any other person will, not:

(i)	make any modifications to the Vessel or to the equipment installed on the Vessel; or

(ii)	remove any parts or equipment from the Vessel,
which, in either case, would materially alter the structure, type, or performance characteristics of the Vessel or materially reduce its value.

23.9	Inspection
The Obligors shall permit, and shall procure that any charterers permit, any person appointed by the Agent to inspect each Vessel for the account of the Obligors:

(a)	up to once a year;

(b)	additionally at any time giving reasonable cause for inspection of a Vessel at the Lenders' cost except where an Event of Default has occurred and is continuing, upon the Agent giving prior written notice, always provided that such inspection shall not interfere with the normal operation and trading of the Vessel, provided however that following the occurrence of an Event of Default, the Agent, or any person appointed by the Agent, is entitled to carry out an inspection at any time and whether or not it interferes with the trading and operation of the Vessel.

23.10	Management

(a)
The Obligors shall procure that the commercial management of each Vessel shall be performed by the Commercial Manager pursuant to the terms of the Commercial Management Agreements and the technical management by the Technical Manager pursuant to the terms of the Technical Management Agreements.

(b)
The Obligors shall procure that any Manager issues a subordination statement, as may be required and in form and substance acceptable to the Agent (acting on the instructions of the Lenders), whereby the Manager subordinates its claims under the relevant Management Agreement(s) and/or in respect of the Insurances to the claims of the Finance Parties under the Finance Documents.

(c)	If:

(i)	any Manager breaches any provision of a subordination statement issued pursuant to paragraph (b) above which the Agent considers material; and

(ii)
the relevant Vessel Owner or Intragroup Charterer (as the case may be) that owns or has chartered the relevant Vessel fails to remedy the breach within a period of 15 days of it becoming aware of the occurrence of such circumstance or breach or of the receipt of a written notification from the Agent requesting it to remedy such circumstance or breach, that Obligor shall promptly substitute the relevant Manager with another Manager and ensure that such replacement Manager executes and delivers to the Agent a subordination statement in accordance with paragraph (b) above.

23.11	Employment
Notwithstanding any other provision of this Agreement, the Obligors shall not, without the prior written consent of the Agent (acting on the instructions of the Lenders) employ any Vessel under any bareboat charterparty, any time charterparty or any other contract of employment exceeding 18 months firm period or any pooling arrangements.

23.12	Earnings of the Vessel
The Obligors shall procure that all Earnings are paid to the applicable Earnings Account.

23.13	Disposal
No Obligor shall, without the prior written consent of the Agent (acting on instructions of the Lenders) enter into a single transaction or series of transactions (whether related or not and whether voluntary or involuntary) to sell, lease, transfer, or otherwise dispose of any Vessel or shares in any entity owning (directly or indirectly) any Vessel, save for a sale of a Vessel or such entity in accordance with Clause 7.3 (Sale or Total Loss).

23.14	Minimum value

(a)	The Borrower shall ensure that the aggregate Fair Market Value of the Vessels is at all times:

(i)	from an including the date of this Agreement to an including 7 December 2021, at least 115 per cent. of the outstanding amount of the Loan;

(ii)	from an including 8 December 2021 to an including 7 December 2022, at least 125 per cent. of the outstanding amount of the Loan; and

(iii)	at all times thereafter, at least 130 per cent. of the outstanding amount of the Loan

(b)
The Borrower shall, if the Fair Market Value does not at any time comply with the requirements set out in paragraph (a) above, within 15 days from the Agent's written notice thereof at the Borrower's election, either:

(i)	provide additional Security by way of a cash collateral in USD in favour of the Agent (on behalf of the Finance Parties);

(ii)	provide other additional Security acceptable to the Agent (acting on the instructions of the Majority Lenders); or

(iii)	prepay such portion of the Loan in accordance with Clause 7.4 (Voluntary prepayment of Loans),

in order to restore compliance with the applicable requirements set out in paragraph (a) above.

(c)
The Borrower shall, at its own expense, arrange for the Fair Market Value of each Vessel to be determined (i) quarterly in connection with the delivery of the relevant Compliance Certificate and (ii) promptly upon request of the Agent at any other time if the Agent reasonably suspects that an Event of Default has occurred.

(d)	The valuations used to determine the Fair Market Value of a Vessel shall be no older than 30 days at the time of the applicable measurement.

23.15	Sustainable vessel dismantling
The Obligors shall procure that any PSV Vessel owned by the Group which is taken out of service for dismantling or sold to an intermediary with the intention of being scrapped, is recycled at a recycling yard which conducts it recycling business in a socially and environmentally responsible manner in compliance with the IMO Convention for the Safe and Environmentally Sound Recycling of Ships and with any future guideline issued by the IMO in connection with such Convention.

23.16	Inventory of Hazardous Materials
The Obligors shall procure that each PSV Vessel maintains an inventory of hazardous materials, being the document listing all the potentially hazardous materials, on board each Vessel.

24.	EVENTS OF DEFAULT
Each of the events or circumstances set out in Clause 24 is an Event of Default (save for Clause 24.16 (Acceleration)).

24.1	Non-payment
An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by:

(i)	administrative or technical error; or

(ii)	a Disruption Event; and

(b)	payment is made within 3 Business Days of its due date.

24.2	Financial covenants and other obligations
Any requirement of Clause 21 (Financial Covenants), Clause 23.1 (Insurances), paragraph (b) of Clause 23.14 (Minimum Value), is not satisfied.

24.3	Other obligations

(a)	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 24.1 (Non-payment) and Clause 24.2 (Financial covenants and other obligations)).

(b)
No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 14 days of the earlier of (i) the Agent giving notice to the Borrower or relevant Obligor and (ii) the Borrower or an Obligor becoming aware of the failure to comply.

24.4	Misrepresentation
Any representation or statement made or deemed to be made by a Group Obligor in the Finance Documents or any other document delivered by or on behalf of any Group Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

24.5	Cross default

(a)	Any Financial Indebtedness of the Borrower or any of its Subsidiaries is not paid when due nor within any originally applicable grace period.

(b)
Any Financial Indebtedness of the Borrower or any of its Subsidiaries is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)
Any commitment for any Financial Indebtedness of the Borrower or any of its Subsidiaries is cancelled or suspended by a creditor of the Borrower or any of its Subsidiaries as a result of an event of default (however described).

(d)
Any creditor of the Borrower or any of its Subsidiaries becomes entitled to declare any Financial Indebtedness of the Borrower or any of its Subsidiaries due and payable prior to its specified maturity as a result of an event of default (however described).

(e)
No Event of Default will occur under this Clause 24.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within the preceding paragraphs is less than USD 5,000,000 (or its equivalent in any other currency or currencies) in aggregate for the Group.

24.6	Insolvency

(a)	Any Group Obligor:

(i)	is unable or admits inability to pay its debts as they fall due;

(ii)	suspends or threatens to suspend making payments on any of its debts; or

(iii)
by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding any Finance Party in its capacity as such) with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of any Group Obligor is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of any Group Obligor.

24.7	Insolvency proceedings

(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)
the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Group Obligor other than a solvent liquidation or reorganisation of any Group Obligor which is not an Obligor;

(ii)	a composition, compromise, assignment or arrangement with any creditor of any Group Obligor;

(iii)
the appointment of a liquidator (other than in respect of a solvent liquidation of any Group Obligor which is not an Obligor), receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any Group Obligor or any of its assets; or

(iv)	enforcement of any Security over any assets of any of any Group Obligor, or any analogous procedure or step is taken in any jurisdiction.

(b)	Paragraph (a) does not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 14 days of commencement.

24.8	Creditors' process
Any maritime lien or other lien (not permitted under Clause 22.8 (Negative pledge)), expropriation, injunction, arrest, attachment, sequestration, distress or execution affects any asset or assets of any Group Obligor or any Obligor and is not discharged within 14 days.

24.9	Ownership of the Obligors
An Obligor (other than the Borrower) is not or ceases to be a direct or indirect Subsidiary of the Borrower.

24.10	Unlawfulness and invalidity

(a)
It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents or any Transaction Security created or expressed to be created or evidenced by the Transaction Security Documents ceases to be effective.

(b)
Any obligations of any Obligor under and Finance Documents are not or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affect the interests of the Finance Parties under the Finance Documents.

(c)
Any Finance Document ceases to be in full force and effect or any Transaction Security ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than a Finance Party) to be ineffective.

24.11	Cessation of business

Any Group Obligor suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business (except as a result of a transaction permitted by the terms of this Agreement).

24.12	Litigation
Any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced or threatened in relation to the Finance Documents or the transactions contemplated by the Finance Documents or against any Group Obligor or their assets which have or are reasonably likely to have a Material Adverse Effect.

24.13	Material adverse change
Any event or circumstance occurs which the Majority Lenders reasonably believe has or is reasonably likely to have a Material Adverse Effect.

24.14	Repudiation
An Obligor repudiates or evidences an intention to repudiate a Finance Document or any of the Transaction Security.

24.15	Equity Lines of Credit

(a)	Any Equity Line of Credit ceases to be in full force and effect (other than due to it being fully utilised).

(b)	Any default by a provider of any Equity Line of Credit to timely fulfil its obligations thereunder relating to any utilisation request made by the Borrower in respect of such Equity Line of Credit.

(c)	Any party thereto repudiates or evidences an intention to repudiate an Equity Line of Credit.

(d)	It is or becomes unlawful for any provider of any Equity Line of Credit to perform any of its obligations thereunder.

(e)
Any obligations of any provider of any Equity Line of Credit are not or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affect the interests of the Finance Parties under the Finance Documents.

24.16	Acceleration
On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders:

(a)	by notice to the Borrower:

(i)	cancel the Total Commitments whereupon they shall immediately be cancelled;

(ii)
declare that all or part of the Loan, together with accrued interest and all other amounts accrued or outstanding under the Finance Documents, be immediately due and payable, whereupon they shall become immediately due and payable;

(iii)
declare that all or part of the Loan, together with accrued interest and all other amounts accrued or outstanding under the Finance Documents, be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; and/or

(iv)	enforce any or all of the Transaction Security;

(b)	exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

SECTION 9
CHANGES TO PARTIES

25.	CHANGES TO THE LENDERS

25.1	Assignments and transfers by the Lenders
Subject to this Clause 25, a Lender (the "Existing Lender") may (in its sole discretion):

(a)	assign any of its rights; or

(b)	transfer any of its rights and obligations,
in relation to a portion of its participation in the Loan of USD 5,000,000 or more (or if less it's entire participation in the Loan) to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the "New Lender").

25.2	Other conditions of assignment or transfer

(a)	An assignment will only be effective on:

(i)
receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it had been an Original Lender; and

(ii)
performance by the Agent of all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(b)	A transfer will only be effective if the procedure set out in Clause 25.5 (Procedure for transfer) is complied with.

(c)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)
as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 12 (Tax gross-up and indemnities) or Clause 13 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred. This paragraph (c) shall not apply in respect of an assignment or transfer made in the ordinary course of the primary syndication of the Facility.

(d)
Each New Lender, by executing the relevant Transfer Certificate, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

25.3	Assignment or transfer fee
The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of USD 3,500.

25.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents, the Transaction Security or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document, and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)
has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document or the Transaction Security; and

(ii)
will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 25; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

25.5	Procedure for assignment and transfer

(a)
Subject to the conditions set out in Clause 25.2 (Other conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)
The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	On the Transfer Date:

(i)
to the extent that in the Transfer Certificate the Existing Lender seeks to transfer its rights and obligations under the Finance Documents and in respect of the Transaction Security each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and in respect of the Transaction Security and their respective rights against one another under the Finance Documents and in respect of the Transaction Security shall be cancelled (being the "Discharged Rights and Obligations");

(ii)
each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)
the Agent, the Arranger, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves and in respect of the Transaction Security as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arranger and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a "Lender".

25.6	Copy of Transfer Certificate to the Borrower
The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate send to the Borrower a copy of that Transfer Certificate.

25.7	Security over Lenders' rights
In addition to the other rights provided to Lenders under this Clause 25, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)
any charge, assignment or other Security granted to any holders (or trustee, agent or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)
release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or other Security for the Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by an Obligor or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

26.	CHANGES TO THE OBLIGORS

26.1	Assignments and transfer by Obligors
No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

26.2	Additional Guarantors

(a)	Subject to the other provisions of this Agreement, the Borrower shall procure that:

(i)	any entity (which is not an Obligor) that provides any Transaction Security;

(ii)	any member of the Group (which is not an Obligor) incorporated for the purposes of qualifying for UK tonnage tax;

(iii)	any wholly owned direct or indirect Subsidiary of the Borrower (which is not an Obligor) becoming the owner a Vessel; or

(iv)	any member of the Group or any Affiliate of a member of the Group employing a Vessel pursuant to a Charterparty,

such entity shall become an Additional Guarantor prior to or on the date on which the relevant event set out in paragraphs (i) to (iv) above occurs.

(b)	A member of the Group or any Affiliate of a member of the Group shall become an Additional Guarantor if:

(i)	the Borrower delivers to the Agent a duly completed and executed Accession Agreement; and

(ii)
the Agent has received all of the documents and other evidence listed in Part III of Schedule 2 (Conditions precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent.

(c)
The Agent shall notify the Borrower and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part III of Schedule 2 (Conditions precedent).

(d)
Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (d) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

26.3	Repetition of representations
Delivery of an Accession Agreement constitutes confirmation by the relevant entity that the Repeating Representations are true and correct in relation to it as at the date of the delivery of the Accession Agreement, made by reference to the facts and circumstances then existing.

SECTION 10
THE FINANCE PARTIES

27.	ROLE OF THE AGENT, THE ARRANGER AND THE REFERENCE BANKS

27.1	Appointment of the Agent

(a)	Each of the Arranger and the Lenders appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)
Each of the Finance Parties appoints the Agent to act as its security agent under and in connection with the Finance Documents, and the Parties agree that the Agent holds the Transaction Security as such agent for the Finance Parties on the terms contained in this Agreement.

(c)
Each of the Finance Parties authorises the Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

27.2	Instructions

(a)	The Agent shall:

(i)
unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by:

(A)	all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision; and

(B)	in all other cases, the Majority Lenders; and

(ii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above.

(b)
The Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion. The Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.

(c)
Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.

(d)
The Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.

(e)	In the absence of instructions, the Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.

(f)
The Agent is not authorised to act on behalf of a Finance Party (without first obtaining that Finance Party's consent) in any legal or arbitration proceedings relating to any Finance Document. This paragraph (f) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Transaction Security Documents or enforcement of the Transaction Security or Transaction Security Documents.

27.3	Duties of the Agent

(a)	The Agent's duties under the Finance Documents are solely mechanical and administrative in nature.

(b)	Subject to paragraph (c) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(c)	Without prejudice to Clause 25.6 (Copy of Transfer Certificate to the Borrower), paragraph (b) above shall not apply to any Transfer Certificate.

(d)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(e)
If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(f)
If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Arranger) under this Agreement it shall promptly notify the other Finance Parties.

(g)	The Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

27.4	Role of the Arranger
Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

27.5	No fiduciary duties

(a)	Nothing in any Finance Document constitutes the Agent or the Arranger as a trustee or fiduciary of any other person.

(b)	Neither the Agent nor the Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

27.6	Business with the Group
The Agent and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any of the Obligors.

27.7	Rights and discretions

(a)	The Agent may:

(i)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;

(ii)	assume that:

(A)	any instructions received by it from the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents;

(B)	unless it has received notice of revocation, that those instructions have not been revoked; and

(C)	if it receives any instructions to act in relation to the Transaction Security, that all applicable conditions under the Finance Documents for so acting have been satisfied; and

(iii)	rely on a certificate from any person:

(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing, as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent or security agent for the Lenders or the Finance Parties) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 24.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised; and

(iii)	any notice or request made by the Borrower (other than the Utilisation Request or a Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)	The Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.

(d)
Without prejudice to the generality of paragraph (c) above or paragraph (e) below, the Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent (and so separate from any lawyers instructed by the Lenders) if the Agent in its reasonable opinion deems this to be necessary.

(e)
The Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(f)	The Agent may act in relation to the Finance Documents through its officers, employees and agents.

(g)	Unless a Finance Document expressly provides otherwise the Agent may disclose to any other Party any information it reasonably believes it has received as agent or security agent under this Agreement.

(h)
Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Arranger is obliged to do or omit to do anything if it would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(i)
Notwithstanding any provision of any Finance Document to the contrary, the Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

27.8	Responsibility for documentation
Neither the Agent nor the Arranger is responsible or liable for:

(a)
the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Agent, the Arranger, an Obligor or any other person in or in connection with any Finance Document or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security; or

(c)
any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

27.9	No duty to monitor
The Agent shall not be bound to enquire:

(a)	whether or not any Default has occurred;

(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(c)	whether any other event specified in any Finance Document has occurred.

27.10	Exclusion of liability

(a)	Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Agent), the Agent will not be liable for:

(i)
any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document or the Transaction Security, unless directly caused by its gross negligence or wilful misconduct;

(ii)
exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or the Transaction Security, other than by reason of its gross negligence or wilful misconduct;

(iii)	any shortfall which arises on the enforcement or realisation of the Transaction Security; or

(iv)
without prejudice to the generality of paragraphs (i) and (ii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation, for negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or

(B)	the general risks of investment in, or the holding of assets in, any jurisdiction, including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation,

expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)
No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or any Transaction Security and any officer, employee or agent of the Agent may rely on this Clause.

(c)
The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent or the Arranger to carry out:

(i)	any "know your customer" or other checks in relation to any person; or

(ii)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender (or for any Affiliate of any Lender) or Finance Party,
on behalf of any Lender or Finance Party and each Lender and Finance Party confirms to the Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arranger.

(e)
Without prejudice to any provision of any Finance Document excluding or limiting the Agent's liability, any liability of the Agent arising under or in connection with any Finance Document or the Transaction Security shall be limited to the amount of actual loss which has been suffered (as determined by reference to the date of default of the Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent at any time which increase the amount of that loss. In no event shall the Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent has been advised of the possibility of such loss or damages.

27.11	Lenders' indemnity to the Agent
Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent's gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 30.10 (Disruption to payment systems etc.), notwithstanding the Agent's negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

27.12	Resignation of the Agent

(a)	The Agent may resign and appoint one of its Affiliates as successor by giving notice to the Lenders and the Borrower.

(b)	Alternatively the Agent may resign by giving 30 days' notice to the Lenders and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Agent.

(c)
If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Agent (after consultation with the Borrower) may appoint a successor Agent.

(d)
If the Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent or security agent and the Agent is entitled to appoint a successor Agent under paragraph (c) above, the Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent to become a party to this Agreement as Agent) agree with the proposed successor Agent amendments to this Clause 27 and any other term of this Agreement dealing with the rights or obligations of the Agent consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under this Agreement which are consistent with the successor Agent's normal fee rates and those amendments will bind the Parties.

(e)
The retiring Agent shall make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents. The Borrower shall, within three Business Days of demand, reimburse the retiring Agent for the amount of all costs and expenses (including legal fees) properly incurred by it in making available such documents and records and providing such assistance.

(f)	The Agent's resignation notice shall only take effect upon the appointment of a successor and (where applicable) the transfer of all of the Transaction Security to that successor.

(g)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (e) above) but shall remain entitled to the benefit of Clause 14.3 (Indemnity to the Agent) and this Clause 27 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(h)
The Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph (c) above) if on or after the date which is three Months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(i)
the Agent fails to respond to a request under Clause 12.6(a) (FATCA information) and a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)
the information supplied by the Agent pursuant to Clause 12.6(a) (FATCA information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Agent notifies the Borrower and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; and

(iv)
and (in each case) a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and that Lender, by notice to the Agent, requires it to resign.

27.13	Replacement of the Agent

(a)	After consultation with the Borrower, the Majority Lenders may, by giving 30 days' notice to the Agent replace the Agent by appointing a successor Agent.

(b)
The retiring Agent shall (at the expense of the Lenders) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(c)
The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from such date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) above) but shall remain entitled to the benefit of Clause 14.3 (Indemnity to the Agent) and this Clause 27 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

(d)	Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

27.14	Confidentiality

(a)
In acting as agent or security agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

27.15	Relationship with the Finance Parties

(a)
The Agent may treat the person shown in its records as Finance Party at the opening of business (in the place of the Agent's principal office as notified to the Finance Parties from time to time) as the Finance Party acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day, unless it has received not less than five Business Days' prior notice from that Finance Party to the contrary in accordance with the terms of this Agreement.

(b)
Any Finance Party may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Finance Party under the Finance Documents.

27.16	Credit appraisal by the Lenders
Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender and Finance Party confirms to the Agent and the Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each of the Obligors;

(b)
the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(c)
whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security, the transactions contemplated by the Finance

Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(d)
the adequacy, accuracy or completeness of any other information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e)
the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property.

27.17	Deduction from amounts payable by the Agent
If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

27.18	Role of Reference Banks

(a)	No Reference Bank is under any obligation to provide a quotation or any other information to the Agent.

(b)
No Reference Bank will be liable for any action taken by it under or in connection with any Finance Document, or for any Reference Bank Quotation, unless directly caused by its gross negligence or wilful misconduct.

(c)
No Party (other than the relevant Reference Bank) may take any proceedings against any officer, employee or agent of any Reference Bank in respect of any claim it might have against that Reference Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document, or to any Reference Bank Quotation, and any officer, employee or agent of each Reference Bank may rely on this Clause 27.18.

27.19	Third party Reference Banks
A Reference Bank which is not a Party may rely on Clause 27.18 (Role of Reference Banks), Clause 36.3 (Other exceptions) and Clause 38 (Confidentiality of Funding Rates and Reference Bank Quotations).

27.20	No responsibility to perfect Transaction Security
The Agent shall not be liable for any failure to:

(a)	require the deposit with it of any deed or document certifying, representing or constituting the title of any Obligor to any of the Charged Property;

(b)	obtain any licence, consent or other authority for the execution, delivery, legality, validity, enforceability or admissibility in evidence of any Finance Document or the Transaction Security;

(c)
register, file or record or otherwise protect any of the Transaction Security (or the priority of any of the Transaction Security) under any law or regulation or to give notice to any person of the execution of any Finance Document or of the Transaction Security;

(d)
take, or to require any Obligor to take, any step to perfect its title to any of the Charged Property or to render the Transaction Security effective or to secure the creation of any ancillary Security under any law or regulation; or

(e)	require any further assurance in relation to any Security Document.

27.21	Delegation by the Agent

(a)
The Agent may, at any time, delegate or sub-delegate by power of attorney or otherwise to any person for any period, all or any right, power, authority or discretion vested in it in its capacity as such.

(b)
The Agent shall not be bound to supervise, or be in any way responsible for any damages, costs or losses incurred by reason of any misconduct, omission or default on the part of, any such delegate or sub-delegate.

27.22	Acceptance of title
The Agent shall be entitled to accept without enquiry, and shall not be obliged to investigate, any right and title that any Obligor may have to any of the Charged Property and shall not be liable for, or bound to require any Obligor to remedy, any defect in its right or title.

28.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES
No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

29.	SHARING AMONG THE FINANCE PARTIES

29.1	Payments to Finance Parties

If a Finance Party (a "Recovering Finance Party") receives or recovers any amount from an Obligor other than in accordance with Clause 30 (Payment mechanics) (a "Recovered Amount") and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery to the Agent;

(b)
the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 30 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)
the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the "Sharing Payment") equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 30.5 (Partial payments).

29.2	Redistribution of payments
The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the "Sharing Finance Parties") in accordance with Clause 30.5 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

29.3	Recovering Finance Party's rights
On a distribution by the Agent under Clause 29.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

29.4	Reversal of redistribution
If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)
each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the "Redistributed Amount"); and

(b)	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

29.5	Exceptions

(a)
This Clause 29 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)
A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)
that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 11
ADMINISTRATION

30.	PAYMENT MECHANICS

30.1	Payments to the Agent

(a)
On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account and with such bank as the Agent, in each case, specifies.

30.2	Distributions by the Agent
Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 30.3 (Distributions to an Obligor) and Clause 30.4 (Clawback and pre-funding) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days' notice with a bank specified by that Party.

30.3	Distributions to an Obligor
The Agent may (with the consent of the Obligor or in accordance with Clause 31 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

30.4	Clawback and pre-funding

(a)
Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)
Unless paragraph (c) below applies, if the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

(c)
If the Agent has notified the Lenders that it is willing to make available amounts for the account of the Borrower before receiving funds from the Lenders then if and to the extent that the Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to the Borrower:

(i)	the Borrower shall on demand refund it to the Agent; and

(ii)
the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrower, shall on demand pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.

30.5	Partial payments

(a)
If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid amount owing to the Agent under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by the Lenders, vary the order set out in paragraphs (a)(ii) to (a)(iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

30.6	No set-off by Obligors
All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

30.7	Business Days

(a)
Any payment under any Finance Document which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

30.8	Currency of account

(a)	Subject to paragraphs (b) and (c) below, USD is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(c)	Any amount expressed to be payable in a currency other than USD shall be paid in that other currency.

30.9	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)
any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrower); and

(ii)
any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)
If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Market and otherwise to reflect the change in currency.

30.10	Disruption to payment systems etc.
If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Borrower that a Disruption Event has occurred:

(a)
the Agent may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Facility as the Agent may deem necessary in the circumstances;

(b)
the Agent shall not be obliged to consult with the Borrower in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)
the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)
any such changes agreed upon by the Agent and the Borrower shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 36 (Amendments and Waivers);

(e)
the Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 30.10; and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

31.	SET-OFF
A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

32.	NOTICES

32.1	Communications in writing
Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by letter, e-mail or by way of posting to a secure website.

32.2	Addresses
The address and e-mail address (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Borrower:
c/o Scorpio Services Holding Limited
“Le Millenium” 9 Boulevard Charles III, MC 98000
Monaco
E-mail address:    legal@scorpiogroup.net
Attention: Legal Department

(b)	in the case of the Agent:
DNB Bank ASA
Dronning Eufemias gate 30

P.O. Box 1600 Sentrum
0021 Oslo
Norway
E-mail address:    agentdesk@dnb.no
Attention: Agent Desk

(c)	in the case of each Lender or any other Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party, or any substitute address, e-mail address or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days' notice.

32.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

(ii)	if by way of e-mail, when actually received in readable form; and

(iii)	if by way of a secure website, when actually made available in readable form, and, if a particular department or officer is specified as part of its address details provided under Clause 32.2 (Addresses), if addressed to that department or officer.

(b)
Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified above (or any substitute department or officer as the Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.

(d)	Any communication or document made or delivered to the Borrower in accordance with this Clause 32.3 will be deemed to have been made or delivered to each of the Obligors.

(e)
Any communication or document which becomes effective, in accordance with paragraphs (a) to (d) above, after 5:00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

32.4	Notification of address and e-mail address
Promptly upon receipt of notification of an address or e-mail address or change of address or e-mail address pursuant to Clause 32.2 (Addresses) or changing its own address or e-mail address, the Agent shall notify the other Parties.

33.	CALCULATIONS AND CERTIFICATES

33.1	Accounts
In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

33.2	Certificates and Determinations
Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

33.3	Day count convention
Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Market differs, in accordance with that market practice.

34.	PARTIAL INVALIDITY
If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

35.	REMEDIES AND WAIVERS
No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents. No election to affirm any Finance Document on the part of any Finance Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

36.	AMENDMENTS AND WAIVERS

36.1	Required consents

(a)
Subject to Clause 36.2 (All Lender matters) and Clause 36.3 (Other exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 36.

36.2	All Lender matters
An amendment, waiver or (in the case of a Transaction Security Document) a consent of any term of any Finance Document that has the effect of changing or which relates to:

(a)	the definition of "Majority Lenders" in Clause 1.1 (Definitions);

(b)	an extension to the date of payment of any amount under the Finance Documents;

(c)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(d)	a change in currency of payment of any amount under the Finance Documents;

(e)	an increase in any Commitment, an extension of the Availability Period or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably under the Facility;

(f)	a change to the Borrower or Guarantors other than in accordance with Clause 26 (Changes to the Obligors);

(g)	any provision which expressly requires the consent of all the Lenders;

(h)
Clause 2.2 (Finance Parties' rights and obligations), Clause 5.1 (Delivery of a Utilisation Request), Clause 7.1 (Illegality), Clause 7.2 (Change of control), Clause 7.7 (Application of prepayments), Clause 25 (Changes to the Lenders), Clause 26 (Changes to the Obligors), Clause 29 (Sharing among the Finance Parties), this Clause 36, Clause 41 (Governing law) or Clause 42.1 (Jurisdiction);

(i)
(other than as expressly permitted by the provisions of any Finance Document) the nature or scope of (A) the guarantee and indemnity granted under Clause 17 (Guarantee and indemnity), (B) the Charged Property or (C) the manner in which the proceeds of enforcement of the Transaction Security are distributed (except in the case of paragraphs (B) and (C) above, insofar as it relates to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is expressly permitted under this Agreement or any other Finance Document); or

(j)
the release of any guarantee and indemnity granted under Clause 17 (Guarantee and indemnity) or of any Transaction Security unless permitted under this Agreement or any other Finance Document or relating to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is expressly permitted under this Agreement or any other Finance Document, shall not be made without the prior consent of all the Lenders.

36.3	Other exceptions
An amendment or waiver which relates to the rights or obligations of the Agent, the Arranger or a Reference Bank (each in their capacity as such) may not be effected without the consent of the Agent, the Arranger or that Reference Bank, as the case may be.

36.4	Replacement of Screen Rate
Subject to paragraph (a) of Clause 36.3 (Other exceptions), any amendment or waiver which relates to:

(a)	providing for the use of a Replacement Benchmark; and
(b)

(i)	aligning any provision of any Finance Document to the use of that Replacement Benchmark;

(ii)
enabling that Replacement Benchmark to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Benchmark to be used for the purposes of this Agreement);

(iii)	implementing market conventions applicable to that Replacement Benchmark;

(iv)	providing for appropriate fallback (and market disruption) provisions for that Replacement Benchmark; or

(v)
adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Benchmark (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of all Lenders in their sole discretion.

36.5	Replacement of Defaulting Lender

(a)	The Borrower may, at any time a Lender has become and continues to be a Defaulting Lender, by giving ten Business Days' prior written notice to the Agent and such Lender:

(i)
replace such Lender by requiring such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 25 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement;

(ii)
require such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 25 (Changes to the Lenders) all (and not part only) of the undrawn Commitment(s) of the Lender; or

(iii)
require such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 25 (Changes to the Lenders) all (and not part only) of its rights and obligations in respect of the Facility, to another Lender or bank or financial institution acceptable to the Majority Lenders (acting reasonably) (a "Replacement Lender") which confirms its willingness to assume and does assume all the obligations, or all the relevant obligations, of the transferring Lender in accordance with Clause 25 (Changes to the Lenders).

(b)	Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause 36.5 shall be subject to the following conditions:

(i)	the Borrower shall have no right to replace the Agent;

(ii)	neither the Agent nor the Defaulting Lender shall have any obligation to the Borrower to find a Replacement Lender;

(iii)	the transfer must take place no later than three (3) Months after the notice referred to in paragraph (a) above;

(iv)	in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents; and

(v)
the Defaulting Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (a) above once it is satisfied that it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to that transfer to the Replacement Lender.

(c)
The Defaulting Lender shall perform the checks described in paragraph (b)(v) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (a) above and shall notify the Agent and the Borrower when it is satisfied that it has complied with those checks.

37.	CONFIDENTIAL INFORMATION

37.1	Confidentiality
Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 37.2 (Disclosure of Confidential Information), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

37.2	Disclosure of Confidential Information
Any Finance Party may disclose:

(a)
to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)
to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Agent, and, in each case, to any of that person's Affiliates, Related Funds, Representatives and professional advisers;

(ii)
with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person's Affiliates, Related Funds, Representatives and professional advisers;

(iii)
appointed by any Finance Party or by a person to whom paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (b) of Clause 27.15 (Relationship with the Finance Parties));

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;

(v)
to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(vii)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) in respect of its rights under the Finance Documents;

(viii)
to whom information is required to be disclosed in connection with, or for the purposes of, any contemplated or on-going public or private enforcement of any Transaction Security (including, without limitation, appraisers and/or financial advisors and potential buyers of, or investors in, assets subject to any Transaction Security);

(ix)	who is a Party; or

(x)	with the consent of the Borrower,
in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)
in relation to paragraphs (b)(i), (b)(ii) and b(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)
in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)
in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

(c)
to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrower and the relevant Finance Party; and

(d)
to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors.

37.3	Entire agreement
This Clause 37 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

37.4	Inside information
Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

37.5	Notification of disclosure
Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Borrower:

(a)
of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 37.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 37.

37.6	Continuing obligations
The obligations in this Clause 37 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

38.	CONFIDENTIALITY OF FUNDING RATES AND REFERENCE BANK QUOTATIONS

38.1	Confidentiality and disclosure

(a)
The Agent and each Obligor agree to keep each Funding Rate (and, in the case of the Agent, each Reference Bank Quotation) confidential and not to disclose it to anyone, save to the extent permitted by paragraphs (b) and (c) below.

(b)	The Agent may disclose:

(i)	any Funding Rate (but not, for the avoidance of doubt, any Reference Bank Quotation) to the Borrower pursuant to Clause 8.4 (Notification of rates of interest); and

(ii)
any Funding Rate or any Reference Bank Quotation to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Agent and the relevant Lender or Reference Bank, as the case may be.

(c)	The Agent may disclose any Funding Rate or any Reference Bank Quotation, and each Obligor may disclose any Funding Rate, to:

(i)
any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate or Reference Bank Quotation is to be given pursuant to this paragraph (i) is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or Reference Bank Quotation or is otherwise bound by requirements of confidentiality in relation to it;

(ii)
any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances;

(iii)
any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances; and

(iv)	any person with the consent of the relevant Lender or Reference Bank, as the case may be.

38.2	Related obligations

(a)
The Agent and each Obligor acknowledge that each Funding Rate (and, in the case of the Agent, each Reference Bank Quotation) is or may be price-sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Agent and each Obligor undertake not to use any Funding Rate or, in the case of the Agent, any Reference Bank Quotation for any unlawful purpose.

(b)	The Agent and each Obligor agree (to the extent permitted by law and regulation) to inform the relevant Lender or Reference Bank, as the case may be:

(i)
of the circumstances of any disclosure made pursuant to paragraph (c)(ii) of Clause 38.1 (Confidentiality and disclosure) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(ii)	upon becoming aware that any information has been disclosed in breach of this Clause 38.

38.3	No Event of Default
No Event of Default will occur under Clause 24.3 (Other obligations) by reason only of an Obligor's failure to comply with this Clause 38.

39.	BAIL-IN ACTION

39.1	Bail-in definitions
In this Clause 39:
"Bail-In Action" means the exercise of any Write-down and Conversion Powers.
"Bail-In Legislation" means, in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time.
"EEA Member Country" means any member state of the European Union, Iceland, Liechtenstein and Norway.
"EU Bail-In Legislation Schedule" means the document described as such and published by the Loan Market Association (or any successor person) from time to time.
"Resolution Authority" means any body which has authority to exercise any Write-down and Conversion Powers.
"Write-down and Conversion Powers" means, in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule.

39.2	Contractual recognition of bail-in
Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(b)	any Bail-In Action in relation to any such liability, including (without limitation):

(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it: and

(iii)	a cancellation of any such liability; and

(b)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

40.	COUNTERPARTS
Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 12
GOVERNING LAW AND ENFORCEMENT

41.	GOVERNING LAW
This Agreement is governed by Norwegian law.

42.	ENFORCEMENT

42.1	Jurisdiction

(a)
The courts of Norway have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (each a "Dispute") and the Parties therefore irrevocably submit to the exclusive jurisdiction of the Oslo district court (Oslo tingrett).

(b)
Notwithstanding paragraph (a) above, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

42.2	Service of process
Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than any Obligor incorporated in Norway):

(a)	irrevocably appoints NAO Norway AS as its agent for service of process in relation to any proceedings before the Norwegian courts in connection with any Finance Document; and

(b)	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.
This Agreement has been entered into on the date stated at the beginning of this Agreement.
SCHEDULE 1
THE ORIGINAL PARTIES
Part I
The Guarantors

#	Original Guarantor	Company registration number (or equivalent, if any) and jurisdiction
•	Petro Craft 2017-1 Shipping Company Limited	93183, Marshall Islands
2.	Petro Craft 2017-2 Shipping Company Limited	93184, Marshall Islands
3.	Petro Craft 2017-3 Shipping Company Limited	93185, Marshall Islands
4.	Petro Craft 2017-4 Shipping Company Limited	93186, Marshall Islands
5.	Petro Craft 2017-5 Shipping Company Limited	93188, Marshall Islands
6.	Petro Craft 2017-7 Shipping Company Limited	93228, Marshall Islands
7.	Petro Craft 2017-8 Shipping Company Limited	93230, Marshall Islands
8.	Petro Combi 6030-01 Shipping Company Limited	96682, Marshall Islands
9.	Petro Combi 6030-02 Shipping Company Limited	96683, Marshall Islands
10.	Petro Combi 6030-03 Shipping Company Limited	96684, Marshall Islands
11.	Petro Combi 6030-04 Shipping Company Limited	96685, Marshall Islands
12.	Hermit Fighter Shipping Company Limited	100493, Marshall Islands
13.	Hermit Prosper Shipping Company Limited	100494, Marshall Islands
14.	Hermit Power Shipping Company Limited	100495, Marshall Islands
15.	Hermit Thunder Shipping Company Limited	100496, Marshall Islands
16.	Guardian Shipping Company Limited	100497, Marshall Islands
17.	Hermit Protector Shipping Company Limited	100498, Marshall Islands
18.	Hermit Viking Shipping Company Limited	100499, Marshall Islands
19.	Hermit Storm Shipping Company Limited	100500, Marshall Islands
20.	Hermit Galaxy Shipping Company Limited	100501, Marshall Islands
21.	Hermit Horizon Shipping Company Limited	100502, Marshall Islands
22.	NAO Norway AS	920325505, Norway
23.	Delta PSV Norway AS	822320877, Norway
24.	Delta Cistern V Limited	54510, Bermuda
25.	Sierra Cistern V Limited	54513, Bermuda
26.	Blue Power Limited	48473, Bermuda
27.	CB Holdco Limited	54512, Bermuda

Part II
The Original Lenders

Name of Original Lender	Commitment (USD)
DNB Bank ASA	66,452,566
Skandinaviska Enskilda Banken AB (Publ)	66,452,566
Total	132,905,132

SCHEDULE 2
CONDITIONS PRECEDENT
Part I
Conditions Precedent to the signing of this Agreement

1.	Obligors

(a)	A copy of the constitutional documents of each Obligor.

(b)	A copy of a resolution of the board of directors of each Obligor:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)
authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, the Utilisation Request and a Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(c)
If applicable, a copy of a resolution signed by all the holders of the issued shares in each Guarantor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Guarantor is a party.

(d)	A certificate of an authorised signatory of the relevant Obligor:

(i)	confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on it to be exceeded;

(ii)	certifying that each copy document relating to it specified in this Part I of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement; and

(iii)	containing a specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.

2.	Finance Documents

(a)	This Agreement executed by the Obligors.

(b)	Any Fee Letter(s) executed by the Borrower.

(c)	The letter from the Agent or the Arranger to the Borrower regarding the effective annual interest in respect of the Facility executed by the Borrower.

3.	Other documents and evidence

(a)	A copy of any Management Agreement including any amendments thereto.

(b)	A copy of any Charterparty with a duration of 18 months or more (save that any Charterparty with an Intragroup Charterer shall be provided) including any amendments thereto.

(c)	A copy of the acceptance of appointment of any process agent required to be appointed pursuant to this Agreement.

(d)	A copy of the Group structure chart.

(e)	The Original Financial Statements

(f)	Evidence that the fees, costs and expenses then due from the Borrower pursuant to Clause 11 (Fees) and Clause 16 (Costs and expenses) have been paid or will be paid to the extent due.

(g)
A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

(h)
Such documentation and other evidence needed for the Agent, the Arranger or any Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in respect of each Obligor and this Agreement.

(i)	Any other document or instrument reasonably required by the Agent.

Part II
Conditions Precedent to the Utilisation

1.	Obligors
A confirmation from a duly authorised officer of each Obligor that there has been no change in the documents referred to in paragraph 1 (a) to (c) of Part I of this Schedule 2 in relation to the relevant Obligor since the date on which such documents where provided to the Agent or, as the case may be, a copy of any amendments thereto, and confirmation that the board resolution referred to in paragraph 1 (b) and any shareholder resolution referred to in paragraph 1 (c) of Part I of this Schedule 2 remain in full force and effect and has not been amended or superseded.

2.	Finance Documents

a)	All Transaction Security Documents executed by the Obligors party to that document.

b)	A copy of all notices required to be sent under the Transaction Security Documents executed by the relevant parties and duly acknowledged by the relevant addressees.

c)
A copy (or, if applicable, the original) of all other documents and instruments to be provided under the Transaction Security Documents (including proxies, powers of attorney, shareholders' registers (or equivalent), share certificates, transfers and stock transfer forms (or equivalent) and other documents of title).

3.	Vessels

a)	Evidence that all Insurances in respect of the Vessels in accordance with Clause 23.1 (Insurances) are in place.

b)	At the Borrower's cost, an insurance report from an international reputable insurance consultant acceptable to the Agent confirming the compliance with Clause 23.1 (Insurances).

c)
Transcript of or other confirmation satisfactory to the Agent from the Approved Ship Registry showing that the relevant Vessel Owner is registered as the owner of the relevant Vessel and that the Mortgage is registered on first priority and that no other encumbrances, maritime liens, mortgages or debts whatsoever are registered against the relevant Vessel.

d)	Evidence that the Vessel is classed with the highest class in accordance with Clause 23.5 (Class), free of all overdue recommendations of the relevant classification society.

e)	Copies of the following documentation:

(A)	the ISM Code Document of Compliance;

(B)	the ISM Code Safety Management Certificate; and

(C)	the ISPS Code Ship Security Certificate;

f)	Certificates of valuation issued no more than thirty one days prior to the Utilisation Date from two Approved Ship Brokers in accordance with the requirements of the definition of "Fair Market Value".

4.	Legal opinions
Legal opinions of legal advisers (including without limitation, special maritime counsel) to the Agent in all relevant jurisdictions.

5.	Other documents and evidence

a)
Evidence that the Borrower has received cash consideration of USD 35,000,000 or more following a share issue in the Borrower occurring after the date of this Agreement, such amount to be reduced by (i) the amount of any cash consideration received by the Borrower under the Existing Equity Line of Credit prior to the date of this Agreement, (ii) the amount irrevocably and unconditionally available to the Borrower under the Existing Equity Line of Credit, (iii) the amount irrevocably and unconditionally available to the Borrower under the Additional Equity Line of Credit and (iv) any other equity investments in form and substance acceptable to the Lenders.

b)
Evidence that any existing Financial Indebtedness in relation to the Vessels (and any unpaid costs or expenses related thereto) has been discharged in full, all commitments thereunder have been irrevocably cancelled and any Security in relation thereto will be released.

Part III
Conditions Precedent to the accession of an Additional Guarantor

1.	An Accession Agreement, duly executed by the Additional Guarantor and the Borrower.

2.	A copy of the constitutional documents of the Additional Guarantor.

3.	A copy of a resolution of the board of directors of the Additional Guarantor:

(a)	approving the terms of, and the transactions contemplated by, the Accession Agreement and the Finance Documents and resolving that it execute the Accession Agreement;

(a)	authorising a specified person or persons to execute the Accession Agreement on its behalf; and

(b)
authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents.

4.
If applicable, a copy of a resolution signed by all the holders of the issued shares of the Additional Guarantor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Additional Guarantor is a party.

5.	A certificate of an authorised signatory of the Additional Guarantor:

(a)	confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on it to be exceeded;

(a)	certifying that each copy document listed in this Part III of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Agreement; and

(b)	containing a specimen of the signature of each person authorised by the resolution referred to in paragraph 3 above.

6.
A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by the Accession Agreement or for the validity and enforceability of any Finance Document.

7.	All Transaction Security Documents executed by the Obligors party to that document.

8.	A copy of all notices required to be sent under the Transaction Security Documents executed by the relevant parties and duly acknowledged by the relevant addressees.

9.
A copy (or, if applicable, the original) of all other documents and instruments to be provided under the Transaction Security Documents (including proxies, powers of attorney, shareholders' registers (or equivalent), share certificates, transfers and stock transfer forms (or equivalent) and other documents of title).

10.
In the case of an Additional Guarantor that is to become a Vessel Owner, a transcript of or other confirmation satisfactory to the Agent from the Approved Ship Registry showing that the Additional Guarantor is registered as the owner of the relevant Vessel and that the Mortgage is registered on first priority and that no other encumbrances, maritime liens, mortgages or debts whatsoever are registered against the relevant Vessel.

11.	If available, the latest audited financial statements of the Additional Guarantor.

12.	Legal opinions of legal advisers to the Arranger and the Agent in the relevant jurisdictions.

13.
Such documentation and other evidence needed for the Agent or any Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in respect of the accession of the Additional Guarantor to this Agreement.

14.	Any other document or instrument reasonably required by the Agent.

SCHEDULE 3
REQUESTS AND NOTICES
Part I
Utilisation Request for the Loan
From:    Hermitage Offshore Services Ltd. as Borrower
To:    DNB Bank ASA as Agent
Dated:
Hermitage Offshore Services Ltd. – Term Facility Agreement dated 14 January 2020 (the "Agreement")

16.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

17.	We wish to borrow the Loan on the following terms:

(a)	Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)
(b)	Currency of Loan:	USD
(c)	Amount:	[ ] or, if less, the Available Facility
(d)	Interest Period:	[ ]

18.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) of the Agreement is satisfied on the date of this Utilisation Request.

19.	The proceeds of this Loan should be credited to [account].

20.	This Utilisation Request is irrevocable.
Yours faithfully

…………………………………........……
authorised signatory for
Hermitage Offshore Services Ltd.

Part II
Selection Notice

From:    Hermitage Offshore Services Ltd. as Borrower

To:    DNB Bank ASA as Agent

Dated:
Hermitage Offshore Services Ltd. – Term Facility Agreement dated 14 January 2020 (the "Agreement")

1.	We refer to the Agreement. This is a Selection Notice. Terms defined in the Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2.	We refer to the following Loan with an Interest Period ending on [ ].

3.	We request that the next Interest Period for the above Loan is [ ].

4.	This Selection Notice is irrevocable.
Yours faithfully
…………………………………........
authorised signatory for
Hermitage Offshore Services Ltd.

SCHEDULE 4
FORM OF TRANSFER CERTIFICATE
To:    DNB Bank ASA as Agent

From:	[The Existing Lender] (the "Existing Lender") and [The New Lender] (the "New Lender")
Dated:
Hermitage Offshore Services Ltd. – USD 132,905,132 Term Facility Agreement dated 14 January 2020 (the "Agreement")

1.
We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 25.5 (Procedure for transfer) of the Agreement:

(a)
The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender, and in accordance with Clause 25.5 (Procedure for transfer) of the Agreement, all of the Existing Lender's rights and obligations under the Agreement and the other Finance Documents and in respect of the Transaction Security which relate to that portion of the Existing Lender's Commitment and participations in the Loan under the Agreement as specified in the Schedule.

(b)	The proposed Transfer Date is [ ].

(c)	The Facility Office and address, e-mail address and attention details for notices of the New Lender for the purposes of Clause 32.2 (Addresses) of the Agreement are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender's obligations set out in paragraph (c) of Clause 25.4 (Limitation of responsibility of Existing Lenders) of the Agreement.

4.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

5.	This Transfer Certificate is governed by Norwegian law.

6.	This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.

Note:
The execution of this Transfer Certificate may not transfer a proportionate share of the Existing Lender's interest in the Transaction Security in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender's Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

THE SCHEDULE
Commitment/rights and obligations to be transferred
[insert relevant details]
[Facility Office address, e-mail address and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]
By: …………………………………........……	By: …………………………………........……

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [ ].
DNB Bank ASA
By: …………………………………........……

SCHEDULE 5
FORM OF COMPLIANCE CERTIFICATE
To:     DNB Bank ASA as Agent
From:    Hermitage Offshore Services Ltd. as Borrower
Dated:
Hermitage Offshore Services Ltd. – USD 132,905,132 Term Facility Agreement dated 14 January 2020 (the "Agreement")

1.
We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that: [Insert details of covenants to be certified]

3.	[We confirm that no Default is continuing.]*

Signed:	…………………………………........………
[Chief Executive Officer / Chief Financial Officer]
of
Hermitage Offshore Services Ltd.

*	If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

SCHEDULE 6
THE VESSELS

#	Vessel	Type	Built	IMO Number	Vessel Owner
1	Hermit Fighter	PSV	2012	9613692	Hermit Fighter Shipping Company Limited
2	Hermit Prosper	PSV	2012	9613707	Hermit Prosper Shipping Company Limited
3	Hermit Power	PSV	2013	9651890	Hermit Power Shipping Company Limited
4	Hermit Thunder	PSV	2013	9665102	Hermit Thunder Shipping Company Limited
5	NAO Guardian	PSV	2013	9665114	Guardian Shipping Company Limited
6	Hermit Protector	PSV	2013	9665126	Hermit Protector Shipping Company Limited
7	Hermit Viking	PSV	2015	9722522	Hermit Viking Shipping Company Limited
8	Hermit Storm	PSV	2015	9722510	Hermit Storm Shipping Company Limited
9	Hermit Galaxy	PSV	2016	9748344	Hermit Galaxy Shipping Company Limited
10	Hermit Horizon	PSV	2016	9747493	Hermit Horizon Shipping Company Limited
11	Petro Craft 2005-1	Crew Vessel	2015	N/A	Petro Craft 2017-1 Shipping Company Limited
12	Petro Craft 2005-2	Crew Vessel	2015	N/A	Petro Craft 2017-2 Shipping Company Limited
13	Petro Craft 1605-1	Crew Vessel	2012	N/A	Petro Craft 2017-3 Shipping Company Limited
14	Petro Craft 1605-2	Crew Vessel	2012	N/A	Petro Craft 2017-4 Shipping Company Limited
15	Petro Craft 1605-3	Crew Vessel	2012	N/A	Petro Craft 2017-5 Shipping Company Limited
16	Petro Craft 1605-5	Crew Vessel	2013	N/A	Petro Craft 2017-7 Shipping Company Limited
17	Petro Craft 1605-6	Crew Vessel	2013	N/A	Petro Craft 2017-8 Shipping Company Limited
18	Petro Craft 1905-1	Crew Vessel	2019	N/A	Petro Combi 6030-01 Shipping Company Limited
19	Petro Craft 1905-2	Crew Vessel	2019	N/A	Petro Combi 6030-02 Shipping Company Limited
20	Petro Craft 1905-3	Crew Vessel	2019	N/A	Petro Combi 6030-03 Shipping Company Limited
21	Petro Craft 1905-4	Crew Vessel	2019	N/A	Petro Combi 6030-04 Shipping Company Limited

SCHEDULE 7
FORM OF ACCESSION AGREEMENT
To:    DNB Bank ASA as Agent
From:    [Subsidiary/Affiliate] and Hermitage Offshore Services Ltd. as Borrower
Dated:
Hermitage Offshore Services Ltd. –USD 132,905,132] Term Facility Agreement dated 14 January 2020 (the "Agreement")

4.
We refer to the Agreement. This is an Accession Agreement. Terms defined in the Agreement have the same meaning in this Accession Agreement unless given a different meaning in this Accession Agreement.

5.
[Subsidiary/Affiliate] agrees to become an Additional Guarantor and to be bound by the terms of the Agreement as an Additional Guarantor pursuant to Clause 26.2 (Additional Guarantors) of the Agreement. [Subsidiary/Affiliate] is a company duly incorporated under the laws of [name of relevant jurisdiction].

6.	The Borrower confirms that no Default is continuing or would occur as a result of [Subsidiary/Affiliate] becoming an Guarantor.

7.	[Subsidiary/Affiliate's] administrative details are as follows:
Address:
E-mail address:
Attention:

8.	This Accession Agreement is governed by Norwegian law.

9.
The courts of Norway have exclusive jurisdiction to settle any dispute arising out of or in connection with this Accession Agreement and the parties therefore irrevocably submit to the exclusive jurisdiction of the Oslo district court (Oslo tingrett).

Hermitage Offshore Services Ltd. …………………………………........……… authorised signatory	[Subsidiary/Affiliate] …………………………………........……… authorised signatory
DNB Bank ASA …………………………………........……… authorised signatory

SIGNATURES

THE BORROWER
Hermitage Offshore Services Ltd.

By: /s/ Eleni Elpis Nassopoulou Name: Eleni Elpis Nassopoulou Title: Attorney-in-Fact

THE ORIGINAL GUARANTORS
Petro Craft 2017-1 Shipping Company Limited

By: /s/ Micha Withoft Name: Micha Withoft Title: Attorney-in-Fact

Petro Craft 2017-2 Shipping Company Limited

By: /s/ Micha Withoft Name: Micha Withoft Title: Attorney-in-Fact

Petro Craft 2017-3 Shipping Company Limited

By: /s/ Micha Withoft Name: Micha Withoft Title: Attorney-in-Fact

Petro Craft 2017-4 Shipping Company Limited

By: /s/ Micha Withoft Name: Micha Withoft Title: Attorney-in-Fact

Petro Craft 2017-5 Shipping Company Limited

By: /s/ Micha Withoft Name: Micha Withoft Title: Attorney-in-Fact

Petro Craft 2017-7 Shipping Company Limited

By: /s/ Micha Withoft Name: Micha Withoft Title: Attorney-in-Fact

Petro Craft 2017-8 Shipping Company Limited

By: /s/ Micha Withoft Name: Micha Withoft Title: Attorney-in-Fact

Petro Combi 6030-01 Shipping Company Limited

By: /s/ Micha Withoft Name: Micha Withoft Title: Attorney-in-Fact

Petro Combi 6030-02 Shipping Company Limited

By: /s/ Micha Withoft Name: Micha Withoft Title: Attorney-in-Fact

Petro Combi 6030-03 Shipping Company Limited

By: /s/ Micha Withoft Name: Micha Withoft Title: Attorney-in-Fact

Petro Combi 6030-04 Shipping Company Limited

By: /s/ Micha Withoft Name: Micha Withoft Title: Attorney-in-Fact

Blue Power Limited

By: /s/ Eleni Elpis Nassopoulou Name: Eleni Elpis Nassopoulou Title: Attorney-in-Fact

NAO Norway AS

By: /s/ Micha Withoft Name: Micha Withoft Title: Attorney-in-Fact

Delta PSV Norway AS

By: /s/ Micha Withoft Name: Micha Withoft Title: Attorney-in-Fact

Delta Cistern V Limited

By: /s/ Eleni Elpis Nassopoulou Name: Eleni Elpis Nassopoulou Title: Attorney-in-Fact

Sierra Cistern V Limited

By: /s/ Eleni Elpis Nassopoulou Name: Eleni Elpis Nassopoulou Title: Attorney-in-Fact

CB Holdco Limited

By: /s/ Eleni Elpis Nassopoulou Name: Eleni Elpis Nassopoulou Title: Attorney-in-Fact

Hermit Fighter Shipping Company Limited

By: /s/ Micha Withoft Name: Micha Withoft Title: Attorney-in-Fact

Hermit Prosper Shipping Company Limited

By: /s/ Micha Withoft Name: Micha Withoft Title: Attorney-in-Fact

Hermit Power Shipping Company Limited

By: /s/ Micha Withoft Name: Micha Withoft Title: Attorney-in-Fact

Hermit Thunder Shipping Company Limited

By: /s/ Micha Withoft Name: Micha Withoft Title: Attorney-in-Fact

Guardian Shipping Company Limited

By: /s/ Micha Withoft Name: Micha Withoft Title: Attorney-in-Fact

Hermit Protector Shipping Company Limited

By: /s/ Micha Withoft Name: Micha Withoft Title: Attorney-in-Fact

Hermit Viking Shipping Company Limited

By: /s/ Micha Withoft Name: Micha Withoft Title: Attorney-in-Fact

Hermit Storm Shipping Company Limited

By: /s/ Micha Withoft Name: Micha Withoft Title: Attorney-in-Fact

Hermit Galaxy Shipping Company Limited

By: /s/ Micha Withoft Name: Micha Withoft Title: Attorney-in-Fact

Hermit Horizon Shipping Company Limited

By: /s/ Micha Withoft Name: Micha Withoft Title: Attorney-in-Fact

THE ARRANGERS
DNB Bank ASA

By: /s/ James Elvik-Bull Name: James Elvik-Bull Title: Attorney In Fact

Skandinaviska Enskilda Banken AB (Publ)

By: /s/ James Elvik-Bull Name: James Elvik-Bull Title: Attorney In Fact

THE AGENT
DNB Bank ASA

By: /s/ James Elvik-Bull Name: James Elvik-Bull Title: Attorney In Fact

THE ORIGINAL LENDERS
DNB Bank ASA

By: /s/ James Elvik-Bull Name: James Elvik-Bull Title: Attorney In Fact

Skandinaviska Enskilda Banken AB (Publ)

By: /s/ James Elvik-Bull Name: James Elvik-Bull Title: Attorney In Fact